Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

OF

GADEA GRUPO FARMACÉUTICO, S.L.

BY AND BETWEEN

EXIRISK SPAIN, S.L.U.

(as Purchaser)

Albany Molecular Research, Inc.

(as AMRI Parent)

AND

3-Gutinver, S.L.

Antartis Pharma, S.L.

Muggio Holding, S.L.

Iniciativas del Jarama, S.A.

Heliodoro Pedro Gutiérrez Fuentes

José Chavero Murillo

Antonio Lorente Bonde-Larsen

Maximiliano Ruiz López

Luis Prudencio García Burgos

Francisco Javier Gallo Nieto

Jesús Emilio Gutiérrez Fuentes

Gloria Mª del Carmen Gutiérrez Fuentes

José Antonio Gutiérrez Fuentes

Gutiérrez Campiña y Cia, S.R.C.

(as Vendors)

In Madrid on this 16th July 2015

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AGREEMENT FOR THE SALE AND PURCHASE OF SHARES

In Madrid on this 16th July 2015 (the “Signing Date”)

BETWEEN

OF THE ONE PART

(i)	Ms. Lori Marie Henderson, of legal age, married, of United States of America nationality, with professional domicile at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle, holding US passport number ****** and Spanish Identity Number (NIE) ******, for and on behalf of EXIRISK SPAIN, S.L.U. (hereinafter, the “Purchaser”), validly incorporated and existing under the Laws of Spain, domiciled at Doctor Fleming St. 3, 9º D, Madrid, and with tax identification number ******, incorporated for an indefinite period and registered at the Commercial Registry of Madrid at volume 33,479, Sheet 210, page M-602,674. Her powers for this act arise from her position as sole director of the Purchaser.

(ii)	Ms. Lori Marie Henderson, whose personal details are stated above, for and on behalf of Albany Molecular Research, Inc. (hereinafter, “AMRI Parent”), validly incorporated and existing under the Laws of the United States of America, domiciled at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, County of New Castle, incorporated for an indefinite period and registered at the Commercial Registry of Delaware with number 2930230. She acts by virtue of a special power of attorney granted before the US Notary Public Mr. Robin Riley on 8 July 2015.

The Purchaser and AMRI Parent shall hereinafter be referred to jointly as “AMRI”.

AND, OF THE OTHER PART

(i)	Mr. Luis Gerardo Gutiérrez Fuentes, of legal age, married, a Spanish national, with professional domicile at ******, holding Spanish national identity card number ******, for and on behalf of 3-Gutinver, S.L. (hereinafter, “3-Gutinver”), validly incorporated and existing under the Laws of Spain, domiciled at ******, and with tax identification number ******, incorporated for an indefinite period and registered at the Valladolid Commercial Registry under Volume 1433, Sheet 34, Section 8, Page VA-13374 and Entry 8. His powers for this act arise from his position as sole director of 3-Gutinver, pursuant to the incorporation public deed granted before the public notary of Madrid Mr. Luis Sánchez Marco on 20 December 2001 under number 3,522 of his official records.

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(ii)	Mr. Samuel Alonso Martínez, of legal age, married, a Spanish national, with professional domicile at ******, holding Spanish national identity card number ******, for and on behalf of Antartis Pharma, S.L. (hereinafter, “Antartis”), validly incorporated and existing under the Laws of Spain, domiciled at ******, and with tax identification number ******, incorporated for an indefinite period and registered at the Valladolid Commercial Registry under Volume 1344, Sheet 208, Section 8, Page VA-13942 and Entry 8. His powers for this act arise from his position as managing director of Antartis, pursuant to the public deed granted before the public notary of Boecillo (Valladolid) Mr. Gonzalo Guilarte Martín-Calero on 5 December 2008 under number 2,011 of his official records.

(iii)	Mr. Jose-Luis Stampa Jäger, of legal age, married, a Spanish national, with professional domicile at ******, holding Spanish national identity card number ******, for and on behalf of Muggio Holding, S.L. (hereinafter, “Muggio”), validly incorporated and existing under the Laws of Spain, domiciled at ******, with tax identification number ******, incorporated for an indefinite period and registered at the Barcelona Commercial Registry under Volume 9,195, Sheet 44, Section 8, Page B-341,185 and Entry 1. His powers for this act arise from his position as managing director of Muggio, pursuant to the public deed granted before the public notary of Barcelona Mr. Vicente Pons Llacer on 3 January 2007 under number 5 of his official records.

(iv)	Mr. Cristobal-Antonio Molleja Melgar, of legal age, married, a Spanish national, with professional domicile at ******, holding Spanish national identity card/passport number ******, for and on behalf of Iniciativas del Jarama, S.A. (hereinafter, “Iniciativas”), validly incorporated and existing under the Laws of Spain, domiciled at ******, and with tax identification number ******, incorporated for an indefinite period and registered at the Madrid Commercial Registry under Volume 15,277, Sheet 135, Section 8, Page M-255,923 and Entry 5. His powers for this act arise from his position as sole director of Iniciativas, pursuant to the public deed granted before the public notary of Alcobendas Ms. Pilar M. Ortega Rincón on 14 September 2010 under number 1,361 of his official records .

(v)	Mr. Francisco Javier Gallo Nieto on behalf of Mr. Heliodoro Pedro Gutiérrez Fuentes, of legal age, married, a Spanish national, with professional domicile at ******, holding Spanish national identity card number ******, by virtue of power of attorney granted before Public Notary of Castilla-León dated 2 July 2015 under number 887 of his official records (hereinafter, “Heliodoro Gutiérrez”).

(vi)	Ms. Maria- Inés Garcia Viana on behalf of Mr. José Chavero Murillo, of legal age, married a Spanish national, with professional domicile at Conde de Lemos 8, bajo Madrid, holding Spanish national identity card number ****** by virtue of Power of Attorney granted before Public Notary Mr. Fernando Goma dated 2 July 2015, under number 719 of his official records (hereinafter, “José Chavero”).

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(vii)	Mr. Antonio Lorente Bonde-Larsen, of legal age, married, a Spanish national, with professional domicile at ******, holding Spanish national identity card number ****** (hereinafter, “Antonio Lorente”).

(viii)	Mr. Maximiliano Ruiz López, of legal age, married, a Spanish national, with professional domicile at ****** holding Spanish national identity card number ****** (hereinafter, “Maximiliano Ruiz”).

(ix)	Mr. Luis Prudencio García Burgos, of legal age, married, a Spanish national, with professional domicile at ******, holding Spanish national identity card number ****** (hereinafter, “Luis García”).

(x)	Mr. Francisco Javier Gallo Nieto, of legal age, married, a Spanish national, with professional domicile at ****** holding Spanish national identity card number ****** (hereinafter, “Javier Gallo”).

(xi)	Mr. Daniel Jesus Gutierrez Lorenzo, Ms. Laura Andrea Gutierrez Lorenzo and Ms. Cristina Gutierrez Lorenzo on behalf of Mr. Jesús Emilio Gutiérrez Fuentes, of legal age, married, a Spanish national, with professional domicile at ******, holding Spanish national identity card number ****** by virtue of Power of Attorney granted before Public Notary of Madrid Mr. José Amerigo Ruiz dated 7 August 2013, under his number 530 of his official records (hereinafter, “Jesús Gutiérrez”).

(xii)	Ms. Gloria Mª del Carmen Gutiérrez Fuentes, of legal age, married, a Spanish national, with professional domicile at ******, holding Spanish national identity card/passport number ****** (hereinafter, “Gloria Gutiérrez”).

(xiii)	Mr. José Antonio Gutiérrez Fuentes, of legal age, married, a Spanish national, with professional domicile at Calle Santiago Bernabeu B 16, 1D, Madrid, holding Spanish national identity card number ****** (hereinafter, “José Antonio Gutiérrez”).

(xiv)	Mr. Francisco-Javier Jiménez Juárez, of legal age, married, a Spanish national, with professional domicile at ******, holding Spanish national identity card number ******, for and on behalf of Gutiérrez Campiña y Cia, S.R.C. (hereinafter, “Gutiérrez Campiña”), validly incorporated and existing under the Laws of Spain, domiciled at ******, and with tax identification number ******, incorporated for an indefinite period and registered at the Madrid Commercial Registry under Volume 29836, Sheet 102, Section 8, Page M-528,943 and Entry 1. His powers for this act arise from his position as sole director of Gutiérrez Campiña, pursuant to the public deed granted before the public notary of Madrid Mr. Antonio Huerta Trolez on 30 December 2011 under number 3,563 of his official records.

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3-Gutinver, Antartis, Muggio, Iniciativas, Heliodoro Gutiérrez, José Chavero, Antonio Lorente, Maximiliano Ruiz, Luis García, Javier Gallo, Jesús Gutiérrez, Gloria Gutiérrez, José Antonio Gutiérrez and Gutiérrez Campiña shall hereinafter be referred to jointly as the “Vendors” and individually as the “Vendor”.

Hereinafter the Purchaser, AMRI Parent and the Vendors shall be referred to jointly as the “Parties” and each of them individually as a “Party”.

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WITNESSETH

I.	Whereas, GADEA GRUPO FARMACÉUTICO, S.L. is a Spanish company, domiciled at Parque Tecnológico de Boecillo – Plot number 113, Boecillo, Valladolid, registered with the Commercial Registry of Valladolid at volume 1.402, Sheet 8, page VA-19,433 and holding tax identification number (CIF) **** (hereinafter, indistinctively “Gadea” or the “Company”).

II.	Whereas, Gadea is the parent company of a Group of companies comprising companies or entities that, directly or indirectly, are wholly owned by Gadea or in which Gadea holds a majority interest (“Gadea’s Subsidiaries”). A list of Gadea’s Subsidiaries, indicating Gadea’s direct and indirect holdings in the same and the charges and encumbrances affecting the shares of Gadea’s Subsidiaries has been attached as Schedule II to this Agreement. Hereinafter Gadea and Gadea’s Subsidiaries shall be referred to jointly as the “Gadea Group”.

Schedule II also contains a description of the business activity at which each member of the Gadea Group is aimed (jointly considered, the “Business”, and each of them a “Business”).

III.	Whereas, the Vendors, according to the breakdown of ownership attached hereto as Schedule III, hold full title to 2,618,923,039 shares (“participaciones sociales”), each with a nominal value of Eur0.01, numbered from 1 to 2,618,923,039, both inclusive, all common shares of the same class and series, fully subscribed and paid up, and representing one hundred percent (100%) of the capital stock of the Company (hereinafter, the “Shares”) by virtue of the titles described in Schedule III.(bis) (jointly considered, the “Title Deeds” (“escrituras de titularidad de las participaciones sociales”)):

IV.	Whereas, the Shares are free and clear of any Charges and Encumbrances, save for the first refusal rights set out in the Company´s by-laws as registered with the Commercial Registry on the Signing Date (hereinafter, the “By-laws”).

V.	Whereas, the Purchaser is the special purpose vehicle indirectly wholly owned by AMRI Parent, used by AMRI Parent to purchase and acquire the Shares.

VI.	Whereas, the Vendors represent one hundred percent (100%) of the share capital of Gadea and therefore expressly waive their first refusal rights (and also Gadea’s first refusal right) over the Shares and declare that they have complied with all requirements under the By-laws and under the Spanish Companies’ Act for the transfer of the Shares in favour of the Purchaser and, generally, for the execution of the Transaction.

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VII.	Whereas, prior to the Signing Date, AMRI has carried out a due diligence process on the Company and the Gadea Group based on the documentation provided by the Vendors included on a DVD (the “DVD”) which has been delivered to the Notary by the Parties on this same act (together with a certificate issued by DRooms as the data room service provider) (the “Due Diligence”) which shall not exonerate the Vendors from any liability under this Agreement to the extent as expressly stated in this Agreement and as expressly disclosed by the Vendors in the Disclosure Letter (as this term is defined below) and in the disclosure schedules which have been attached to this Agreement as Schedule 4.1.(a) (hereinafter, the “Disclosure Schedules”). The Vendors declare that the contents of the DVD are exactly the same as those provided to AMRI during the Due Diligence.

VIII.	Now therefore, subject to the terms and conditions set forth in below, the Purchaser intends to purchase and acquire, and the Vendors intend to sell and transfer, the Shares on the Signing Date (as this term is defined below), to which effect the Parties mutually recognize that they have the necessary and sufficient legal capacity to enter into this Agreement (hereinafter, the “Agreement”), which will be governed by the following

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CLAUSES

0.	DEFINITIONS

The terms and expressions appearing with initial capitalisation in this Agreement and not defined in the body of the same shall have the meaning specified in Schedule 0.

1.	SALE AND PURCHASE OF SHARES

1.1	Subject to the terms and conditions of this Agreement, the Vendors jointly and simultaneously sell and transfer the Shares to the Purchaser, who purchases and acquires them, free of Charges and Encumbrances, with all the economic and non-economic rights inherent to them. In particular, upon the Signing Date, the Purchaser shall be entitled to receive all dividends and distributions whether in cash or in kind, which will be payable or that are actually paid following the Signing Date, even if the same are so payable or paid in respect of a period prior to the Signing Date, but not at any time before the date of the Balance Sheet Prior to the Signing Date.

1.2	The consummation and effectiveness of the Transaction (the “Closing”) shall take place on the Signing Date through the Closing Deed.

2.	PURCHASE PRICE AND PAYMENT METHOD

2.1	Purchase Price

For the purposes of this Agreement, the purchase price payable for the Shares (the “Purchase Price”) shall be defined as the Closing Price as adjusted pursuant to the provisions in Clauses 2.2. and 2.3 below.

On the Signing Date, the Purchaser pays to the Vendors the amount of ONE HUNDRED TWENTY SEVEN MILLION EIGHT HUNDRED TEN THOUSAND THREE HUNDRED EIGHTY EIGHT EUROS AND SIXTY SEVEN CENTS (Eur 127,810,388.67) (the “Closing Price”), which is comprised of:

(i)	the amount of EIGHTY EIGHT MILLION FIFTY THOUSAND SIX HUNDRED AND TWENTY EUROS AND FORTY EIGHT CENTS (Eur 88,050,620.48), to be paid in cash (hereinafter, the “Cash Consideration”), and

(ii)	the amount of THIRTY NINE MILLION SEVEN HUNDRED FIFTY NINE THOUSAND SEVEN HUNDRED SIXTY EIGHT EUROS AND NINETEEN CENTS EUROS (Eur 39,759,768.19) is paid in kind by delivering 2,200,000 shares of Purchaser Common Stock (hereinafter, such number of shares, the “Stock Consideration”).

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The Parties declare that the Closing Price has been calculated as follows: the amount of Eur 158,009,444.24 minus the Target Net Debt. The Parties declare that the Closing Price has been also calculated on the basis of a Working Capital amount equal to the Target Working Capital.

A breakdown of the part of the Closing Price, divided into the Cash Consideration and Stock Consideration, which correspond to each of the Vendors and the different Shares transferred is attached as Schedule 2.1.1. Each Vendor consents to the receipt of the Cash Consideration (as adjusted following the Closing in accordance herewith) and the Stock Consideration set forth opposite its name on Schedule 2.1.1 as consideration for the Shares of such Vendor being transferred to the Purchaser hereunder.

The Closing Price has been agreed by the Parties on the basis of an aggregate of several reasons and, in particular, amongst others, on the basis of the consolidated balance sheet for the Gadea Group closed as of 31 May 2015 which has been attached as Schedule 2.1.2 to this Agreement (the “Balance Sheet Prior to the Signing Date”) the Vendors’ Representations and Warranties and the AMRI’s Representations and Warranties.

2.2	Closing Balance Sheet

(i)	Closing Balance Sheet. As soon as practicable, and in any event within 90 days after the Signing Date, the Purchaser shall prepare, or shall cause to be prepared, and deliver to the Vendors’ Representative a consolidated balance sheet of the Gadea Group as of the close of business on the Business Day preceding the Signing Date (the “Closing Balance Sheet”), prepared in accordance with Spanish GAAP, and consistent with all polices and practices as used in the preparation of the Balance Sheet Prior to the Signing Date, and shall include a statement of the amount of Net Debt and Working Capital that existed as of the close of business on the Business Day preceding the Signing Date. The Net Debt and Working Capital as finally determined pursuant to this Clause 2.2(i) is referred to herein as the “Final Net Debt” and the “Final Working Capital”. At the request of the Vendors’ Representative, representatives of the Purchaser shall be available to answer questions with respect to the Closing Balance Sheet and the determination of the Net Debt and Working Capital.

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(ii)	Disputes regarding Closing Balance Sheet. The Vendors’ Representative shall have 45 days after the date the Purchaser delivers the Closing Balance Sheet (the “Dispute Period”) to dispute any of the elements of or amounts reflected on the Closing Balance Sheet or the calculation of Net Debt or Working Capital (a “Dispute”). If the Vendors’ Representative does not give timely written notice to the Purchaser of a Dispute (a “Dispute Notice”) within the Dispute Period, the Closing Balance Sheet shall be treated as if it had been accepted and agreed to by the Vendors, in the form in which it was delivered, and the Final Net Debt and the Final Working Capital set forth therein shall be final and binding upon the Parties hereto. If the Vendors’ Representative has a Dispute, the Vendors’ Representative shall deliver to the Purchaser a Dispute Notice within the Dispute Period, setting forth, in reasonable detail, the elements and amounts with which it disagrees and the reasons therefor. During the 15-day period following the delivery of the Dispute Notice, the Purchaser and the Vendors’ Representative shall use commercially reasonable efforts to resolve the Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet. If the Purchaser and the Vendors’ Representative agree as to the content of the Closing Balance Sheet, the Final Net Debt and Final Working Capital as so agreed shall be final and binding for purposes of this Agreement.

2.3	Appointment of the Independent Expert

(i)	Dispute Resolution. If the Purchaser and the Vendors’ Representative are unable to resolve any Dispute within the 15-day period after the Vendors’ Representative’s delivery of a Dispute Notice, the Vendors’ Representative and the Purchaser shall jointly engage PricewaterhouseCoopers the “Independent Expert”) as an arbitrator to promptly resolve any Disputes under the Closing Balance Sheet. In connection with the resolution of any Dispute, the Independent Expert shall have reasonable access during normal business hours upon at least three Business Days’ advance notice to all relevant portions of documents, records, work papers, facilities and financial and accounting personnel of the Company and the Gadea Group to the extent necessary to perform its function as arbitrator (but excluding Tax Returns of the Purchaser and its Affiliates other than the Company and its Gadea’s Subsidiaries). The Independent Expert’s function shall be to conform the Closing Balance Sheet to the requirements of this Clause 2. The Independent Expert shall allow the Purchaser and the Vendors’ Representative to present their respective positions regarding the Dispute. The Independent Expert may, at its discretion, conduct a conference concerning the Dispute, at which conference each of the Purchaser and the Vendors’ Representative shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants and each of the Purchaser and the Vendors’ Representative agree that they will deliver to the other party all such documents, materials and other information at least five Business Days in advance of such conference. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Independent Expert shall thereafter promptly render its decision on the question in writing and finalize the Closing Balance Sheet. Such written determination shall be final and binding for purposes of this Agreement. Upon the resolution of all Disputes, the Closing Balance Sheet shall be revised to reflect the resolution and the Net Debt and Working Capital amounts set forth thereon shall be treated as the Final Net Debt and the Final Working Capital. The fees and expenses of the Independent Expert shall be allocated between (A) the Vendors and (B) the Purchaser, so that the Vendors’ share of such fees and expenses (which shall be paid by the Vendors through the Vendors’ Representative who shall have the right to recover from the others Vendors the amount paid by the Vendors’ Representative in behalf of the others Vendors) shall be equal to the product of (i) the aggregate amount of such fees and expenses, multiplied by (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Vendors’ Representative (as determined by the Independent Expert), and the denominator of which is the total amount in dispute.

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(ii)	Final Net Debt and Final Working Capital. Within five Business Days after the Final Net Debt and Final Working Capital amounts have been finally determined pursuant to Clauses 2.2 and 2.3(i) above:

(a)	For the purposes of this Clause 2.3:

a.	the “WC Adjustment Difference” means the difference between the Final Working Capital and the Target Working Capital expressed as a positive or negative figure against the Target Working Capital provided that (A) when calculating this difference, the first ± Eur 45,405.01 shall be ignored, (B) such difference shall not under any circumstances, in the case of a positive figure exceed Eur 908,100.25 in the case of a negative figure exceed minus Eur 908,100.25 and (C) the provisions of paragraph (ii) of this clause 2.3 shall apply;

b.	the “Debt Adjustment Difference” means the difference between the Final Net Debt and the Target Net Debt expressed as a positive or negative figure against the Target Net Debt; and

c.	the “Aggregate Adjustment Difference” means the WC Adjustment Difference minus the Debt Adjustment Difference.

(b)	If the WC Adjustment Difference is a positive figure, then it shall only be applied and payable for the purposes of this clause 2.3 in accordance with and subject to the following provisions:

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a.	the Purchaser will be obligated to procure the finalization and drawing-up of the 2015 consolidated annual accounts of the Gadea Group according to Spanish GAAP and which is consistent with the Gadea Group’s prior annual accounts in effect before the Signing Date (the “2015 Accounts”) no later than 31 March 2016 (the “2015 Accounts Date”). Within 15 Business Days of the 2015 Accounts Date (the “2015 Accounts Receipt Date”), the Purchaser will deliver to the Vendors’ Representative a copy of the 2015 Accounts. At the request of the Vendors’ Representative, representatives of the Purchaser shall be available to answer questions with respect to the 2015 Accounts.

b.	In the event that the 2015 Accounts reflect an EBITDA higher than nineteen million five hundred thousand Euros (Eur 19,500,000), the WC Adjustment Difference shall be payable.

c.	In the event that the 2015 Accounts reflect an EBITDA lower than nineteen million five hundred thousand Euros (Eur 19,500,000), the WC Adjustment Difference shall not be payable.

d.	Disputes regarding 2015 Accounts. The Vendors’ Representative shall have 30 days after the 2015 Accounts Receipt Date (the “2015 Accounts Dispute Period”) to dispute any of the elements of or amounts reflected on the 2015 Accounts or the calculation of the EBITDA (a “2015 Accounts Dispute”). If the Vendors’ Representative does not give timely written notice to the Purchaser of a 2015 Accounts Dispute (a “2015 Accounts Dispute Notice”) within the 2015 Accounts Dispute Period, the 2015 Accounts shall be treated as if they had been accepted and agreed to by the Vendors, in the form in which it was delivered, and the EBITDA set forth therein shall be final and binding upon the Parties hereto, the WC Adjustment Difference shall not be payable.

e.	If the Vendors’ Representative has a 2015 Accounts Dispute, the Vendors’ Representative shall deliver to the Purchaser a 2015 Accounts Dispute Notice within the 2015 Accounts Dispute Period, setting forth, in reasonable detail, the elements and amounts with which it disagrees and the reasons therefore. During the 15-day period following the delivery of the 2015 Accounts Dispute Notice, the Purchaser and the Vendors’ Representative shall use commercially reasonable efforts to resolve the Dispute and agree in writing upon the final content of the disputed 2015 Accounts and EBITDA. If the Purchaser and the Vendors’ Representative agree as to the content of the 2015 Accounts, the EBITDA as so agreed shall be final and binding for purposes of this Agreement and the WC Adjustment Difference shall or shall not be payable according to clause 2.3 (ii) (b) or (c) above, as the case may be.

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f.	2015 Accounts Dispute Resolution. If the Purchaser and the Vendors’ Representative are unable to resolve any 2015 Accounts Dispute within the 15-day period after the Vendors’ Representative’s delivery of a 2015 Accounts Dispute Notice, the Vendors’ Representative and the Purchaser shall jointly engage the Independent Expert as an arbitrator to promptly resolve any 2015 Accounts Disputes under the 2015 Accounts and the EBITDA figure thereto. In connection with the resolution of any 2015 Accounts Dispute, the Independent Expert shall have reasonable access during normal business hours upon at least three Business Days’ advance notice to all relevant portions of documents, records, work papers, facilities and financial and accounting personnel of the Company and the Gadea Group to the extent necessary to perform its function as arbitrator (but excluding Tax Returns of the Purchaser and its Affiliates other than the Company and its Gadea’s Subsidiaries). The Independent Expert’s function shall be to conform the 2015 Accounts to the requirements of this Clause 2.3(ii)(a). The Independent Expert shall allow the Purchaser and the Vendors’ Representative to present their respective positions regarding the 2015 Accounts Dispute. The Independent Expert may, at its discretion, conduct a conference concerning the 2015 Accounts Dispute, at which conference each of the Purchaser and the Vendors’ Representative shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants and each of the Purchaser and the Vendors’ Representative agree that they will deliver to the other party all such documents, materials and other information at least five Business Days in advance of such conference. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Independent Expert shall thereafter promptly render its decision on the question in writing and finalize the 2015 Accounts and the resultant EBITDA. Such written determination shall be final and binding for purposes of this Agreement. Upon the resolution of all 2015 Accounts Disputes, the 2015 Accounts shall be revised just for internal purposes to the effects of the 2015 Accounts Dispute, to reflect the resolution and the EBITDA amount set forth thereon shall be treated as the final EBITDA to be taken into consideration to the effects of the WC Adjustment Difference. The fees and expenses of the Independent Expert for this purpose shall be allocated between (A) the Vendors and (B) the Purchaser, so that the Vendors’ share of such fees and expenses (which shall be paid by the Vendors through the Vendors’ Representative who shall have the right to recover from the other Vendors the amount paid by the Vendors’ Representative on behalf of the other Vendors) shall be equal to the product of (i) the aggregate amount of such fees and expenses, multiplied by (ii) a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Vendors’ Representative (as determined by the Independent Expert), and the denominator of which is the total amount in dispute.

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(c)	If, it is calculated that the Aggregate Adjustment Difference is a positive figure, then following implementation of the provisions of clause 2.3 (ii) above, such Aggregate Adjustment Difference shall, within 15 days, be payable by the Purchaser to the Vendors in accordance with their Pro Rata Portions.

(d)	In case, for any reason, the Purchaser fails to pay the Aggregate Adjustment Difference due under Clause 2.3(iii)within 10 Business Days after being given notice to do so, then the Vendors are entitled to have such amount paid out immediately from the Escrow Account, regardless of the fact that the payment obligation would still persist.

(e)	If, it is calculated that the Aggregate Adjustment Difference is a negative figure, then following implementation of the provisions of Clause 2.3 (ii) above, such Aggregate Adjustment Difference shall be deemed to constitute a reduction of the Closing Price and a portion of the Escrow Amount equal to the amount of such excess shall be set off, cancelled and retained by the Purchaser (the “Aggregate Excess”). In case, or to the extent that, the Aggregate Excess is not covered by the Escrow Amount, the amount not covered shall be directly paid by the Vendors as Damages pursuant to Clause 5.3.

2.4	Payment of Closing Price

(i)	Consideration Payable to Vendors at Closing. The Purchaser pays (or cause to be paid) to the Vendors at Closing the portion of the Cash Consideration in an amount (the “Vendors Closing Cash Consideration”) equal to:

(a)	the respective portion of the Cash Consideration owed to each Vendor as set forth on Schedule 2.1.1; minus

(b)	the allocable portion of the Escrow Amount attributable to each Vendor as set forth on Schedule 2.1.1.

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In addition, 3-Gutinver receives Stock Consideration allocable to such Vendor in accordance with Clause 3.1.(c) below.

(ii)	Escrow Amount. At the Closing, the Purchaser withholds from the Cash Consideration (i) an amount equal to EUR 20,987,758.81 (the “General Escrow Amount”), which includes, as part of that amount, an amount equal to EUR 1,816,200.51 (the “Tax Specific Indemnity Escrow Amount”) which shall specifically cover Damages arising from the Tax Specific Indemnity Events (as this term is defined in Clause 5.1.2; and (ii) an amount equal to Eur 3,632,401.02 (the “Environmental Escrow Amount”) (hereinafter, the General Escrow Amount and the Environmental Escrow Amount, amounting together to 24,620,159.83, shall be collectively referred to as the “Escrow Amount”) and deposits the Escrow Amount with the Escrow Agent.

(a)	On the 12th month anniversary of the Signing Date (the “12-Month Escrow Release Date”), an aggregate amount equal to 50% of the General Escrow Amount minus any claims for indemnification against the Vendors pursuant to Clauses 4, 5 and 7 (including any amounts that are the subject of any pending or disputed indemnification claim), minus the Aggregate Excess will be released from the Escrow Account to the Vendors, as applicable, in accordance with their Pro Rata Portions and the terms of the Escrow Agreement.

(b)	On the 18th month anniversary of the Signing Date (the “18-Month Escrow Release Date”), an aggregate amount equal to the then remainder of the General Escrow Amount, minus any claims for indemnification against the Vendors pursuant to Clauses 4, 5 and 7 (including any amounts that are the subject of any pending or disputed indemnification claim), minus the Tax Specific Indemnity Escrow Amount, which shall be kept in escrow only to the effects of covering any of the Tax Specific Indemnity Events, will be released from the Escrow Account to the Vendors, as applicable, in accordance with their Pro Rata Portions and the terms of the Escrow Agreement.

(c)	On the 48th month anniversary of the Signing Date (or, if earlier, on the date which is 15 days after the notification of the final amount challenged derived from Gadea Group´s tax audit which started with notifications of 19 th and 20th February 2015 –reference ****) (the “Final General Escrow Release Date”), an aggregate amount equal to the then remainder of the General Escrow Amount (which, for the avoidance of doubt, shall include only the remainder of the Tax Specific Indemnity Escrow Amount) subject to release upon such 18-Month Escrow Release Date or Final General Escrow Release Date, as applicablewill be released from the Escrow Account to the Vendors, as applicable, in accordance with their Pro Rata Portions and the terms of the Escrow Agreement.

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(d)	On the 24th month anniversary of the beginning of the Remediation Work (as this term is defined in Clause 5.1.6 below) (the “Environmental Escrow Release Date”) an aggregate amount equal to the then remainder of Environmental Escrow Amount, minus any claims for indemnification against the Vendors pursuant to Clause 5.1.6 (including any amounts that are the subject of any pending or disputed indemnification claim) will be released from the Escrow Account to the Vendors, as applicable, in accordance with their Pro Rata Portions and the terms of the Escrow Agreement

Once payment has been made in the manner indicated above, the Vendors shall grant to the Purchaser a payment receipt for the amounts respectively received at each of the indicated releases dates.

3.	CLOSING

3.1	Closing

The Closing takes place on the Signing Date before the Notary of Madrid Mr. Antonio de la Esperanza Rodríguez (the “Notary”).

On the Signing Date, all the steps listed below are going to be performed successively, and their effectiveness are conditional upon the performance of all of them:

(a)	The Parties shall record this Agreement into a public deed to be formalized before the Notary (the “Closing Deed”).

(b)	The Closing Deed shall also declare and state the effectiveness and completion of the sale and purchase of the Shares by the Vendors to the Purchaser, who acquires them, free and clear of Charges and Encumbrances as of the Closing.

(c)	Purchaser pays the Vendors the Closing Price pursuant to Clause 2.1 as follows:

(i)	Vendors Closing Cash Consideration is paid by the Purchaser as follows:

·	57,540,621,30 Euros are paid to the Vendors’ Representative by means of a wire transfer to the bank account indicated by the Vendors’ Representative to these effects, so that the Vendors’ Representative may distribute such amount amongst all the Vendors except for Muggio in such form and the proportion set out in Schedule 2.1.1 through different wire transfers to the bank accounts indicated by each Vendor to these effects; and

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·	5,889,839,35 Euros are paid to Muggio by means of a wire transfer to the bank account indicated by Muggio to these effects.

(ii)	AMRI shall deliver to Computershare, N.A., in its capacity as AMRI Parent’s transfer agent (“Computershare”), with a copy to 3-Gutinver, a letter in the form attached hereto as Schedule 3.1.(c)(ii) (instructing Computershare to treat certain letters of transmittal as irrevocable) and, as a consequence of such letter from AMRI to Computershare, Computershare shall deliver to 3-Gutinver during US business hours on the Signing Date (even if after the effective time of the Closing) a share balance statement evidencing the fact that the Stock Consideration has been transferred via book entry format to 3-Gutinver on the Signing Date.

The Vendors’ Representative (on behalf of all the Vendors except Muggio) and Muggio confirm and acknowledge, as applicable, such payment and deliver to the Purchaser a payment receipt for the Vendors Closing Cash Consideration. In addition, 3-Gutinver, through its representative on its act, confirms and acknowledge the receipt of the Stock Consideration and delivers to the Purchaser a payment receipt for the Stock Consideration.

(iii)	Purchaser deposits the Escrow Amount into the escrow account with number *** opened in the name of the Vendors (the “Escrow Account”), pursuant to the terms and conditions of the escrow agreement in the form attached as Schedule 3.1.(c)(iii) (the “Escrow Agreement”).

(d)	The Escrow Agreement is executed by all parties thereto.

(e)	The Disclosure Letter is signed by the Vendors and accepted by the Purchaser.

(f)	The Vendors represents to the Purchaser that the Transaction Expenses have been paid to the parties listed on Schedule 3.1(f) before the Signing Date.

(g)	The Vendors hand over to the Notary, to be notarized and recorded, the originals of the Title Deeds, and to make a note of the transfer in the abovementioned Title Deeds.

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(h)	The Vendors deliver to the Notary a certificate issued by the Company’s board secretary non-director, with the chairman’s approval, stating that all legal requirements and the requirements of the Bylaws have been fulfilled in order to transfer the Shares to the Purchaser, a copy of which has been attached as Schedule 3.1.(h).

(i)	The Vendors deliver to the Purchaser, who receives and accepts, the letters signed and authenticated by a notary in which all the members of the board of directors of the Company, as well as all the directors of all companies in the Gadea Group, relinquish their office and state that they have nothing further to claim from said company for any items arising from their membership of the managing bodies of the same.

(j)	The Purchaser takes all the necessary arrangements –included their recording into a public deed– to appoint the new members of the board of directors of the Company as well as all the new directors of all companies in the Gadea Group.

(k)	The Vendors deliver to, or place at disposal of, the Purchaser, who receives and accepts, the Company’s minutes registry book (“libro de actas”) and the shareholders' registry book (“libro registro de socios”) duly legalized and updated or alternatively certificate issued by the Commercial Registry of Valladolid stating that the aforementioned books have been duly closed and electronically legalized with the Commercial Registry of Valladolid.

(l)	The Vendors deliver to, or place at disposal of, the Purchaser, who receives and accepts, the minutes registry book (libro de actas) and shareholders' registry book (libro registro de socios) of each of Gadea’s Subsidiaries, duly legalized and updated or alternatively certificate issued by the corresponding Commercial Registry stating that the aforementioned books have been closed and electronically legalized with the corresponding Commercial Registry.

(m)	On Closing, the current directors of Crystal Pharma Limited (“CPL”) shall resign from their post as directors with immediate effect according to the resignation letter form attached as Schedule 3.1(m) to this Agreement

(n)	Gerardo Gutiérrez is appointed to AMRI Parent’s board of directors and AMRI Parent has (i) taken all necessary corporate action to effect such appointment and (ii) provided sufficient evidence to the Vendors’ Representative of such appointment, which will be carried out by the delivery of a copy of the resolutions passed by AMRI Parent’s board electing him as a director effective as of the Closing.

(o)	The Vendors deliver to the Purchaser, who receives and accepts, the express consent to the Transaction obtained from the following counterparties exclusively in respect of the following contracts identified by AMRI Parent, a copy of them being attached as Schedule 3.1.(o) to this Agreement:

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EXECUTION VERSION

i.	loan agreement entered into between Crystal Pharma and BBVA on April 2014;
ii.	loan agreement entered into between Crystal Pharma and Bankia on May 2014;
iii.	loan agreement entered into between Crystal Pharma and Banco Santander on May 2014;
iv.	loan agreement entered into between Crystal Pharma and BBVA on February 2015;
v.	loan agreement entered into between Crystal Pharma and Bankia on February 2015; and
vi.	loan agreement entered into between Crystal Pharma and Banco Santander on February 2015;

(p)	AMRI Parent and 3-Gutinver execute and deliver a Registration Rights Agreement substantially in the form set forth in Schedule 3.1(p) to this Agreement.

.

(q)	Javier Gallo delivers to the Purchaser a duly executed executive employment agreement.

(r)	The Vendors deliver to the Purchaser evidence of the subscription by the Gadea Group of the run-off coverage extension of the current D&O Tail Policy for an additional period of four (4) years, in order to cover eventual directors’ liability of the Gadea Group until Closing.

(s)	The Vendors deliver to the Purchaser, who receives and accepts, a letter evidencing the cancellation by Agencia de Innovación, Financiación, Internacionalización Empresarial de Castilla y León (“ADE”) in respect of the outstanding debt arising from the mortgage loan (EIB funds) granted to the Company on 25 July 2012 over the lands owned by Gadea Biopharma, S.L.U. in Leon at “Parcela de Terreno de Manzana M-1.1-1.2” and the facilities located there, declaring such outstanding debt as paid-off at Closing.

(t)	The Vendors deliver to the Notary a certificate issued by the Company’s board secretary non-director, with the chairman’s approval, stating the composition of the share capital of the Company as of the Signing Date (prior to Closing). A copy of this certificate is attached as Schedule 3.1.(t) hereto.

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EXECUTION VERSION

3.2	Post-Closing Cooperation and obligations

(a)	After the Closing, each of the Parties will execute any documents and perform all actions, if any, as may reasonably be requested by the Purchaser to vest the full title to the Shares and to give to Purchaser the full benefit of the sale and purchase of the Shares.

(b)	After the Closing, the Vendors shall make their best efforts to cooperate in order to grant and register any corporate amendments and any changes to the administration bodies of any the companies, as well as any annual accounts or documents related thereto, of the Gadea Group as soon as possible, granting and signing to these effects as many private or public documents as may be necessary to get the registration.

(c)	Non-compete / Non-solicitation

For the period extending from the Signing Date to the second (2nd) anniversary of the Signing Date (regardless if he/it has sold his/its shareholding in the Gadea Group, or their successors, or AMRI Group during such period), both 3-Gutinver and Gerardo Gutiérrez (who signs also this Agreement to these effects) undertake not to:

(i)	carry out, either directly or indirectly, personally or through other individuals or entities, any activity which may in fact compete with the Business or the business of AMRI Group, and, in particular but without limitation, not to cooperate in any manner whatsoever, and in particular as a salaried employee, director, manager or consultant, with any company which in fact competes with the Business or the business of AMRI Group;

(ii)	solicit, either directly or indirectly, employees or officers of the Gadea Group or of AMRI Group, or incite those employees or officers to leave any position they occupy now or in the future with the Gadea Group or AMRI Parent;

(iii)	purchase any shares equating to more than 5% of the equity ownership of any company which in fact competes with the Business or the business of AMRI Group; or

(iv)	use or commercialize any intellectual property rights that are identical or similar to those held or used by the Gadea Group or AMRI Group .

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The restrictions above indicated shall not apply when they refer to actions which 3-Gutinver or Gerardo Gutierrez have taken in the exercise of any duties for the Gadea Group or AMRI Parent. Both 3-Gutinver and Gerardo Gutierrez acknowledge and agree that strict compliance with the provisions of this Clause 3.2(c) is necessary and proper to preserve and protect the Business, including the goodwill of such Business, acquired by the Purchaser under this Agreement and to ensure that the Parties receive the benefits intended to be conveyed pursuant to this Agreement. 3-Gutinver and Gerardo Gutierrez agree that the obligations and restrictive covenants in this Clause 3.2(c) (either taken separately or together) are reasonable and fair considering the circumstances of the Transaction and the Purchase Price, and that the duration identified hereto is reasonably necessary for the protection of the Purchaser and the Gadea Group. Accordingly, 3-Gutinver and Gerardo Gutierrez agree that any breach or failure by them (directly or indirectly through any entity directly or indirectly controlled by them) to comply with the provisions of this section shall entitle the Purchaser and AMRI Parent to claim from them, as a penalty clause, exclusively the amount of EUR 1,000,000 for each breach (under the understanding that 3-Gutinver and/or Gerardo Gutierrez will be incurring a different breach for every different circumstances that results in a breach any of the obligations set out in points (i) to (iv) above).

(d)	As regards the share capital of CPL, Gerardo Gutierrez Fuentes undertakes and procures that he shall:

(i)	Within 4 weeks from the Closing Date, in his capacity as a shareholder of CPL, vote in favour of the necessary alterations to the Memorandum and Articles of Association of CPL in order to convert CPL into a private exempt company in terms of Art 211 of the Companies Act, Cap 386 of the Laws of Malta; and

(ii)	Not more than 10 Business Days from the registration by the Maltese Registrar of Companies of the changes to the Memorandum and Articles of Association of CPL in terms of (i) above, transfer the one (1) ordinary share with a nominal value of Eur0.89 in CPL that is currently registered in his name (the “CPL Share”) to the Company or such other entity indicated to him by the Company for the price of Eur0.89.

(iii)	Not at any time transfer, assign, pledge, charge or in any way convey or encumber the CPL Share except as provided above.

4.	VENDORS’ REPRESENTATIONS AND WARRANTIES

4.1	Except as disclosed in the Disclosure Letter and the Disclosure Schedules, attached to this Agreement as Schedule 4.1.(a), which disclosures shall be deemed to qualify the Vendors’ Representations and Warranties, each of the Vendors, acting jointly (“responsabilidad mancomunada”), hereby make the Vendors’ representations and warranties set forth in Schedule 4.1.(b) to this Agreement (the “Vendors’ Representations and Warranties”) in favour of the Purchaser on the Signing Date. Each of the Vendors’ Representations and Warranties are true, correct, accurate and complete in all material respects except as disclosed in the Disclosure Schedule.

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4.2	The Parties agree that the liability of the Vendors shall not be limited in any way by any inquiry, search, due diligence or investigation made by the Purchaser (or its advisors) or any disclosure made by the Vendors except as expressly disclosed by the Vendors in the Disclosure Schedules which have been attached to this Agreement as Schedule 4.1.(a). For the avoidance of any doubt, Vendors shall not be liable in respect of those circumstances disclosed against the relevant Vendors’ Representation and Warranty within the Disclosure Letter except for those circumstances under the Specific Indemnity Events.

In particular (without limitation), no letter, document or other communication (whether or not in writing) shall be deemed to constitute a disclosure unless it is expressly incorporated into the Disclosure Schedules.

4.3	Each of the Vendors’ Representations and Warranties shall have the scope set forth in Section 23 of the Vendors’ Representations and Warranties.

4.4	The Vendors shall not be entitled to raise as a defense to a claim by the Purchaser the fact that it had relied on information provided to it by the Gadea Group or any of their respective officers, employees, workers or agents (including advisors), unless it is incorporated into the Disclosure Schedules.

4.5	The Parties expressly exclude the legal regime of article 1,532 of the Spanish Civil Code regarding bulk sales, instead expressly subject the Transaction to the terms of this Agreement and, in particular, to the indemnity provisions set out in Clauses 5 and 7.

4.6	The liability of Vendors with respect to any Claim under the Vendors’ Representations and Warranties shall be limited only in accordance with this Clause 4 and the Clause 5.2 below.

5.	VENDORS’ LIABILITY

5.1	Scope of liability

5.1.1	The rules on liability regulated in this Agreement constitute the sole and exclusive remedy granted to AMRI, and AMRI waives any other remedies to which it may be entitled against the Vendors in conformity with the legislation currently in force.

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EXECUTION VERSION

5.1.2	Subject to the limitations and terms provided for in this Agreement, the Vendors shall be liable and shall indemnify and hold AMRI and its Affiliates, officers, directors, representatives and agents harmless for any Damages caused to AMRI and its Affiliates, officers, directors, representatives and agents, the Company and/or any of the Gadea’s Subsidiaries, resulting from or in relation to:

•	any falsehood or inaccuracy with respect to any of the Vendors’ Representations and Warranties or in any document delivered by the Vendors in connection with or pursuant to this Agreement (hereinafter “Vendors’ Misrepresentation”), whether or not attributable to ordinary or tortious negligence or fraud (“culpa, negligencia o dolo”) of the Vendors;

•	any Damages arising out of, related to or based upon any breach of any covenant or obligation of the Vendors (other than Vendors’ Misrepresentations) contained in this Agreement or in any document delivered by the Vendors in connection with or pursuant to this Agreement;

•	Any of the following specific indemnification events (the “Specific Indemnification Events”):

(i)	liabilities arising from any of the specific events listed in Schedule 5.1.2 to this Agreement (the “Tax Specific Indemnity Events”);

(ii)	liabilities identified in Clause 5.1.6 below (the “Environmental Specific Indemnity Events”. For the avoidance of doubt, all Damages of an environmental nature which are not specifically covered within the Environmental Specific Events in Clause 5.1.6 shall be treated according to the general liability regime set out in this Clause 5. In the same line, all those Damages already covered within the Environmental Specific Indemnity Events in Clause 5.1.6 shall not be subject to any different liability other than that specifically set forth in Clause 5.1.6.

(iii)	Transaction Expenses to the extent that they are not included on Schedule 3.1(f).

5.1.3	Vendors’ liability vis-à-vis the Purchaser arising from Damages shall be joint – mancomunada - among the Vendors (each of which shall be liable for their Pro Rata Portion of such Damages).

5.1.4	However, as an exception to the above, each Vendor shall be individually liable (and, therefore just liable only for the Shares he/it has sold) to the Purchaser for the Damages resulting from or in relation to any falsehood or inaccuracy with respect to any each statement set forth in Sections 1, 3 and 20 of Schedule 4.1.(b) (hereinafter, the “Individual Representations and Warranties”) which, regarding each Vendor’s respective capacity (Sections 1 and 20 of Schedule 4.1.(b)) and regarding the ownership and non-existence of Charges and Encumbrances (Section 3 of Schedule 4.1.(b)), they each grant in Schedule 4.1.(b) in relation to their respective Shares.

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EXECUTION VERSION

5.1.5	Except as specified in Clause 5.1.4 above regarding the Individual Representations and Warranties, the amount of the indemnification for Damages caused to the Company, the Purchaser and/or any of the Subsidiaries to be paid by the Vendors pursuant to this Clause shall be determined according to each Vendor’s Pro Rata Portion as set forth in Schedule III.

5.1.6	Environmental Specific Indemnity Event:

1	In this Clause, the following definitions shall apply:

(1)	“AEC Report”, “AEC No Remedy Necessary Report” and “AEC Remedy Necessary Report” shall have the meanings given in sub-clause 2 below;

(2)	“AMRI’s Environmental Consultants” means the consultants retained by AMRI professionally qualified to advise on potential contamination and, in particular, on contaminated soil/groundwater, at chemical manufacturing sites in Spain and appropriate remediation methods, who are used to work frequently on this subject with the Regional Authority (Environmental administration -Consejería de Medio Ambiente de la Junta Castilla y Leon-) and are accredited as an ECA (Administration Collaborator Entity). For the purposes of this Clause, the Vendors agree that Ramboll Environ qualify as AMRI’s Environmental Consultants at this time, but may be subject to change in the future;

(3)	“Environmental Escrow Amount” shall have the meaning given in sub-clause 5 below;

(4)	“Final Remediation Plan” or “FRP” means the final remediation plan to be issued by the AMRI in accordance with the provisions of sub-clause 2 below;

(5)	“FRP Dispute”, “FRP Dispute Period“ and “FRP Dispute Notice” shall have the meanings given in sub-clause 3 below;

(6)	“FRP Budget” means the total budget included in the FRP and, if the FRP includes a range of costs, then the higher values in such range (plus, in case the budget in the FRP does not include any contingency item, then an additional 5% for contingency) shall be used for the purposes of this definition;

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EXECUTION VERSION

(7)	“Gadea’s Environmental Consultants” means the consultants retained by the Vendors’ Representative, on behalf of the Vendors, at the sole cost and expense of the Vendors, who are professionally qualified to advise on potential contamination and other environmental compliance issues at chemical manufacturing sites in Spain and appropriate remediation methods, provided, however, that they are used to work frequently on this subject with the Regional Authority (Environmental administration -Consejería de Medio Ambiente de la Junta Castilla y Leon-) and are accredited as an ECA (Administration Collaborator Entity), and that any Gadea’s Environmental Consultant shall be required to enter into a normal confidentiality and non-disclosure agreement with AMRI;

(8)	“Gadea’s Manufacturing Site” means any manufacturing site occupied by the Company and/or the Gadea Subsidiaries in Spain as of the date hereof, wherever located;

(9)	“Independent Environmental Expert” and “Independent Environmental Expert’s Function” shall have the meanings given in sub-clause 4 below; and

(10)	“Remediation Work” means the remediation work as contained in the FRP, but, in the case of a FRP Dispute, as determined in accordance with sub-clause 3 or 4 below, as the case may be, and in any case, in accordance with the provisions of Royal Decree 9/2005, (“RD 9/2005”) of 14 January, and provided that such remediation work is approved (if such approval is necessary) by the environmental authority of Castilla León Community according to article 38 (Voluntary Soil Remediation) of the Act 22/2011, on residues and contaminating materials.

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EXECUTION VERSION

2	The Purchaser has identified a concern that the subsurface (including the soil and water) at Gadea’s Manufacturing Site(s) may be subject to contamination. The Vendors and the Purchaser have agreed that further investigations are necessary. Accordingly, as soon as reasonably possible (and within not more than 4 months following Closing, or such other period as may be mutually agreed between the Vendors’ Representative and the AMRI), the AMRI shall arrange for a report to be prepared by AMRI’s Environmental Consultants (“AEC Report”) in order to determine, in respect of Gadea’s Manufacturing Sites, the nature and extent of any such contamination and provide professional recommendations regarding proposed remediation work. For this purpose, based on advice from AMRI’s Environmental Consultants, borehole and any other reasonably necessary tests may be conducted. If the AEC Report recommends that no remediation is necessary (“AEC No Remedy Necessary Report”), then no further steps will be taken. If the AEC Report recommends that any remediation work is necessary (“AEC Remedy Necessary Report”), then, following the receipt of the AEC Report and its professional recommendation, AMRI shall prepare a proposed remediation plan. Before, concluding any final remediation plan, the AMRI shall as soon as reasonably possible following receipt of the AEC Report, provide a draft of the proposed remediation plan to include a budget for such work (“Remediation Plan”) to the Vendors’ Representative who shall, within 3 weeks of receiving the same, be entitled to ask for a meeting in order to discuss such Remediation Plan with AMRI’s Environmental Consultants and AMRI. Such meeting shall be convened within 4 weeks. The Vendors’ Representative shall be entitled, at its sole cost and expense to review such Remediation Plan, and discuss the same with the Gadea Environmental Consultant, and such Gadea Environmental Consultant shall be entitled to attend the meeting requested by the Vendors’ Representative to discuss the Remediation Plan with AMRI and/or the AMRI Environmental Consultant. Following such consultation (if required), or after 3 weeks following the date of issuance of the Remediation Plan (if such consultation is not required), the AMRI shall present the final Remediation Plan (“Final Remediation Plan”) to the Vendors’ Representative. The Purchaser and the Vendors, through the Vendors’ Representative, shall co-operate with each other to ensure the process described in this paragraph works efficiently and effectively, and that, in the case of the AEC Report being a AEC Remedy Necessary Report, the Final Remediation Plan is issued no later than 6 months after the date of issue of the AEC Report.

3	The Vendors’ Representative shall have 45 days after the date of receipt of the Final Remediation Plan (“FRP Dispute Period”) to dispute any recommendations in the Final Remediation Plan as to the nature and extent of (a) any contamination to the subsurface at Gadea’s Manufacturing Sites, and (b) any necessary remediation work (“FRP Dispute”). If the Vendors’ Representative does not give timely written notice to the Purchaser of a FRP Dispute (“FRP Dispute Notice”) within the FRP Dispute Period, the FRP shall be treated as if it had been accepted and agreed to by the Vendors, in the form in which it was delivered. If the Vendors’ Representative has a FRP Dispute, the Vendors’ Representative shall deliver to the Purchaser a FRP Dispute Notice within the FRP Dispute Period, setting forth, in reasonable detail, the elements and issues with which it disagrees and the reasons therefor. During the 15 day period following the delivery of the FRP Dispute Notice, the Purchaser and the Vendors’ Representative shall use commercially reasonable efforts to resolve the FRP Dispute and agree in writing upon the final content of the disputed FRP. If the Purchaser and the Vendors’ Representative agree as to the content of the FRP, the FRP as so agreed shall be final and binding for the purposes of this Clause.

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EXECUTION VERSION

4	If the Purchaser and the Vendors’ Representative are unable to resolve any FRP Dispute within the 15 day period after the Vendors’ Representative’s delivery of a FRP Dispute Notice, the Vendors’ Representative and the Purchaser shall jointly engage INERCO (“Independent Environmental Expert”) as an arbitrator to promptly resolve any FRP Disputes. In connection with the resolution of any FRP Dispute, the Independent Environmental Expert shall be given reasonable access to the relevant Gadea’s Manufacturing Site(s) and to the investigations conducted by AMRI’s Environmental Consultants. The Independent Environmental Expert shall be entitled to require the conduct of any further borehole or other tests as he or she may require. The Independent Environmental Expert’s function (“Independent Environmental Expert’s Function”) shall be (a) to confirm (or otherwise) the conclusions of the FRP as issued by AMRI; and (b) make such recommendations as he or she sees fit for any necessary remediation work, based on standard tests and analytical results according to RD 9/2005, and given the nature of Gadea’s Manufacturing Site, the severity of any contamination or non-compliance found at the site and the status of the Company as a Spanish company with a publicly traded US public company as its ultimate parent, subject to the requirements of US law (for the avoidance of doubt, the provisions of this clause are intended to ensure that any remediation works required to deal with contamination are designed and implemented in a way which will achieve compliance with the relevant requirements of the law in Spain or with the requirements which are standardly followed in similar works approved by the administration in Spain). The Independent Environmental Expert shall allow the Purchaser and the Vendors’ Representative to present their respective positions regarding the FRP Dispute. The Independent Environmental Expert may, at his or her discretion, conduct a conference concerning the FRP Dispute, at which conference each of the Purchaser and the Vendors’ Representative shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and environmental consultants, and each of the Purchaser and the Vendors’ Representative agree that they will deliver to the other party all such documents, materials and other information at least five Business Days in advance of such conference. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Independent Environmental Expert shall thereafter promptly render his or her written decision on the question in relation to the Independent Environmental Expert’s Function. Such written decision shall be final and binding for the purposes of this Clause and shall be deemed an AEC Remedy Necessary Report for the purpose of this Clause. The fees and expenses of the Independent Environmental Expert shall be shared between the Vendors and the Purchaser on a 50:50 basis and the Vendors’ share shall be paid from the Escrow Account. Notwithstanding anything to the contrary contained herein and regardless of the written decision delivered by the Independent Environmental Expert, AMRI shall not be limited or restricted in any manner from investigating, pursuing and/or implementing any actions or remediation with respect to environmental and other matters at any Gadea Manufacturing Site(s); to the extent that any such actions or remediation are additional to any Remediation Work, the Vendors will not assume any payment or cost.

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AMRI agrees to use reasonable commercial endeavours to commence and complete the Remediation Work as soon as reasonably possible.

5	Except as set forth above, the costs of professional fees incurred in preparing the FRP and the cost of the Remediation Work shall be shared equally between the Vendors and the Purchaser on an equal, Euro for Euro basis provided that, except in the case of fraud, wilful concealment or intentional misrepresentation, the Vendors’ share of the Remediation Work shall not under any circumstances exceed Euros 3,632,401.02 (the Environmental Escrow Amount) which amount has been included as an additional amount in the Escrow Amount for the purposes only as described in this Clause (and not for any other purposes). Any claim for payment by the Vendors under this Clause 5.1.6 shall be satisfied by a withdrawal from the Escrow Account against this amount, as set out in sub-clause 6 below, and not in any other way, unless otherwise set forth herein.

6	In the case of the AEC Report being an AEC No Remedy Necessary Report, within fifteen days of receipt of such report, subject to deducting 50% of the costs of professional fees incurred in preparing such report, the Purchaser will execute any forms necessary to allow all the remainder of the Environmental Escrow Amount to be released from the Escrow Account to the Vendors in accordance with their Pro Rata Portions and the terms of the Escrow Agreement.

7	In the case of the AEC Report being an AEC Remedy Necessary Report, within fifteen days of receipt of such report, subject to deducting 50% of (a) the costs of professional fees incurred in preparing such report and (b) the value of the FRP Budget, the Purchaser will execute any forms necessary to allow all the remainder of the Environmental Escrow Amount to be released from the Escrow Account to the Vendors in accordance with their Pro Rata Portions and the terms of the Escrow Agreement. For the avoidance of doubt, if the deductions mentioned in (a) and (b) of this paragraph exceed the Environmental Escrow Amount, then no payment out of the Escrow Account under this paragraph shall apply.

8	In order to recover the Vendors’ share of any Remediation Works, until expiry of the period established in sub-clause 9 below, once per quarter, within 60 days following the end of each quarter, AMRI will provide the Vendors’ Representative with an invoice detailing costs spent in the prior quarter under any part of the Final Remediation Plan, with sufficient detail that the Vendor can review the major activities and categories of spending in such quarter (“Quarterly Report”). Within fifteen days of receipt of such report, the Vendors’ Representative will execute any forms necessary to allow for payment to AMRI or the Purchaser from the Escrow Account for 50% of the fees as set forth in the Quarterly Report.

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9	In the event that any residue of the Environmental Escrow Amount remains after 24 months from the date of the beginning of the Remediation Work within fifteen days, the Purchaser will execute any forms necessary to allow all such residue to be released from the Escrow Account to the Vendors in accordance with their Pro Rata Portions and the terms of the Escrow.

5.2	Limitation on Vendors’ liability

5.2.1	Quantitative limits on liability

Vendors’ obligations shall be subject to the following quantitative limitations:

a)	Threshold

Vendors shall have no obligation to indemnify the Purchaser until the accumulated amount of Damages exceeds five hundred thousand Euros (Eur500,000) (the “Overall Threshold”). Once such Overall Threshold has been reached, the Vendors must indemnify the Purchaser for the full amount of all the Damages back to the first Euro, subject in any case to the Liability Cap indicated below.

b)	Vendors’ Liability Cap

Once the Overall Threshold has been reached, the Vendors shall indemnify the Purchaser for the total amount of all the Damages up to the total amount equal to Eur 20,987,758.81, which is the cap on the Vendors’ total, maximum and aggregate liability for any concept (“Liability Cap”).

Notwithstanding anything to the contrary in this Agreement,

1.	the Overall Threshold shall not apply to breaches of the Fundamental Representations and Warranties, and instead, in respect of the Fundamental Representations and Warranties, the overall threshold shall be two hundred and fifty thousand euros (Eur 250,000) (the “FRW Overall Threshold”);

2.	the Liability Cap shall be increased in respect of the Fundamental Representations and Warranties up to the amount of Eur 25,562,077.73; and

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3.	the indemnification obligations of the Vendors shall have no limit on amount, and therefore (A) the Liability Cap established in the first paragraph of Clause 5.2.1(b) above and (B) the Overall Threshold established in Clause 5.2.1(a) shall not be applicable, in the event of claims related to a) lack of accuracy of the Individual Representations and Warranties, b) fraud or wilful concealment (‘dolo’) on the part of any of the Vendors, and (c) indemnification claims arising from any of the Specific Indemnification Events, except for the Tax Specific Indemnity Events, which shall have a specific cap liability equal to the Tax Specific Indemnity Escrow Amount, and the Environmental Specific Indemnity Events, which shall have the cap liability set forth according to Clause 5.1.6..

5.2.2	Time limit on liability

Expressly waiving the nontollable time period and statute of limitations established by the Civil Code, Commercial Code or any other applicable legislation, the Parties agree that the Purchaser may only claim from the Vendors the indemnification for Damages set out in this Clause with the following time limits:

¡	Fundamental Representations and Warranties and/or those Representations and Warranties of a social security nature, until the statute of limitations (as it may be interpreted from time to time by Spanish Courts) on said obligations has run according to applicable legislation in each case.

¡	Those arising from the lack of accuracy of the Individual Representations and Warranties shall remain unlimited.

¡	The remaining Damages, until 18 months have elapsed from the Signing Date.

¡	Those arising from the Environmental Specific Indemnity Events shall have the time limitations specifically agreed in Clause 5.1.6.

The Vendors shall not be obliged to indemnify the Purchaser for any claims filed by the Purchaser once the periods mentioned in this Clause 5.2.2 have expired.

5.2.3	Qualitative limits on liability

The Vendors shall not be liable to the Purchaser:

(i)	in cases where the liability originates from facts, events or acts taking place after the Signing Date, unless they arise from situations, facts or omissions prior to the Signing Date;

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(ii)	in cases where the liability is due to changes in legislation and/or in case law after the Signing Date;

(iii)	in cases where the Damage is covered by an insurance policy and the Company has recovered the amount by virtue of that policy, until the amount effectively received by the Company by said insurance policy;

(iv)	in cases where the Damage has been effectively recovered from third parties under a third-party action until the amount recovered from said third parties;

(v)	in cases where a provision has been recorded in the Balance Sheet Prior to the Signing Date to cover the Damage in question; and

(vi)	in cases involving risks directly or indirectly arising from force majeure or fortuitous events;

5.2.4	Calculation of indemnification

Any indemnification that may be owed by the Vendors to the Purchaser shall be calculated as follows:

(a)	The indemnification for the Damages suffered by the Company or the Purchaser shall be equal to the amount of the Damages suffered by the Company or Purchaser.

(b)	In calculating the indemnification payable by the Vendors, an amount relating to the Damage equal to (i) the corporate income tax or other tax deductions effectively deducted against the tax liability payable, minus (ii) the corporate income tax or other kind of taxes to be paid by the Purchaser, both as a consequence of the indemnification received; shall be deducted therefrom

Further to the above, it shall be deducted any tax credit related to double taxation as provided for in article 30.6 of Corporate Income Tax Law approved by Legislative Royal Decree 4/2004, dated March 5, and transitional provision Twenty-Three of Corporate Income Tax Law 27/2014, dated November 27, arising from dividend distributions carried out by Crystal Pharma during the 2015 fiscal year and before the Signing Date, provided that (i) the company is able to prove that an amount equal to the dividends received has been included in the tax base and has been taxed in respect of the gain obtained by the transferors of Crystal Pharma, (ii) the company obtained a favorable binding ruling from the Spanish Directorate of Taxes confirming the compliance with the requirements to apply such credit and its quantum and (ii) are effectively applied and deducted against Corporate Income Tax liability payable to Spanish Tax Authorities

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(c)	Where permitted by Law, the payments made by the Vendors to the Purchaser under this Clause 5 shall be considered a reduction of the Closing Price.

(d)	Any Damages for which any Claimant Party is entitled to indemnification under this Section 5 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement

5.3	Manner of Payment; Escrow

Any Damages incurred as a result of any matter for which indemnification is required under Clauses 4, 5 and 7, except for the Environmental Specific Indemnity Events and the Tax Specific Indemnity Events, shall be initially satisfied out of the portion of the General Escrow Amount then held in escrow pursuant to the terms set forth in Clause 2.4.(ii) and the terms of the Escrow Agreement. Likewise, any Damages incurred as a result of any matter for which indemnification is required under Clause 5.1.6 (Environmental) shall be initially satisfied out of the portion of the Environmental Escrow Amount then held in escrow pursuant to the terms set forth in Clause 2.4.(ii) and the terms of the Escrow Agreement. Finally, any Damages incurred as a result of the Tax Specific Indemnity Events shall be initially satisfied out of the portion of the Tax Specific Indemnity Escrow Amount then held in escrow pursuant to the terms set forth in Clause 2.4.(ii).

In the event that the funds in the Escrow Account are not sufficient to cover indemnification obligations due and payable as applicable pursuant to this Agreement (and, in particular, in accordance with the quantitative and qualitative limitations set forth in Clause 5.2 above), the relevant Damages shall be paid in cash by the Vendors according to their Pro Rata Portion. As an exception to this, Damages arising from the Tax Specific Indemnity Events can be paid only from the Tax Specific Indemnity Escrow Amount.

According to the calendar set forth in the Escrow Agreement and in Clause 2.4.(ii), the Vendors shall be entitled to receive from the Escrow Account an amount equal to the funds remaining therein minus the aggregate amount, if any, which the Purchaser has claimed pursuant to Clauses 4, 5 and 7 (to the extent such claims, if any, remain unresolved), in accordance with the Escrow Agreement.

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6.	AMRI´S REPRESENTATIONS AND WARRANTIES AND AMRI’S LIABILITY

AMRI warrants to the Vendors, as of the date of this Agreement, that:

(i)	the representations made by the Purchaser in Schedule 6 (hereinafter, the “AMRI’s Representations and Warranties”) are true, correct, accurate and complete in all respects;

(ii)	it has concluded this Agreement based on the Vendors’ Representations and Warranties; and

(iii)	it has reviewed the documentation and information on the Gadea Group which is included in the DVD.

AMRI undertakes to indemnify and hold the Vendors harmless for any Damages caused to any of the Vendors at any time, resulting from or in relation to the lack of accuracy or untruthfulness of the AMRI’s Representations and Warranties.

AMRI’s liability vis-à-vis the Vendors arising from Damages shall be jointly and severally (“solidaria”) between the Purchaser and AMRI Parent.

AMRI shall have no obligation to indemnify the Vendors until the accumulated amount of Damages equals or exceeds five hundred thousand euros (Eur 500,000) (the “Purchaser Threshold”). Once such Purchaser Threshold has been reached, AMRI must indemnify the Vendors for the full amount of all the Damages back to the first Euro, subject in any case to the cap indicated below.

Once the Purchaser Threshold has been reached, AMRI shall indemnify the Vendors for the total amount of all the Damages up to the total amount of Eur 20,987,758.81, which is the cap on AMRI’s total, maximum and aggregate liability for any concept.

7.	PROCEDURE TO MAKE CLAIMS

7.1	Direct Claims

7.1.1	Where a Party (the “Claimant Party”) learns of any circumstance that may give rise to an obligation on the other Party (the “Respondent Party”) to indemnify, other than the third-party claims to which Clause 7.2 below refers (hereinafter, “Direct Claims”), it shall notify the Respondent Party, claiming such indemnification (hereinafter “Damage Notice”).

7.1.2	The Damage Notice shall include (i) a description of the circumstances that could give rise to the Damage; (ii) the amount thereof, with a breakdown of the various elements comprising the Damage (if it can be estimated); (iii) a reference to the provision in the Agreement pursuant to which indemnification must be paid; and (iv) any other information on which the Claimant Party deems fit to base its claim.

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7.1.3	Within the thirty (30) Business Days following receipt of the Damage Notice, the Respondent Party shall notify the Claimant Party of: (i) the Respondent Party’ acceptance of the claim and their obligation to settle the corresponding amount, as claimed by the Claimant Party; or (ii) the Respondent Party’ complete or partial objection (the “Damage Notice Response”).

7.1.4	In the case envisaged in Clause 7.1.3 (i) above, the corresponding amount shall be settled by the Respondent Party in accordance with Clauses 5.3 or 6 above, as applicable, within thirty (30) Business Days following the Damage Notice Response.

7.1.5	In the case set out in Clause 7.1.3 (ii) above or in Clause 7.1.7 below, the Claimant Party and the Respondent Party shall negotiate in good faith for a period of fifteen (15) Business Days in an attempt to reach an agreement on the existence of liability and the amount of the indemnification to be paid by reason thereof. As result of the negotiations:

(i)	If an agreement is not reached, the Claimant Party shall notify the Respondent Party in writing, within ten (10) Business Days following the end of the period of negotiations referred to above, of whether it rejects or acknowledges its liability and, in this case, the amount that it acknowledges as being obliged to pay.

(ii)	If liability is acknowledged, the amount acknowledged must be paid within not more than thirty (30) Business Days counted from the date on which the notice referred to in Clause 7.1.5.(i) above was sent, without prejudice to the right of the Claimant Party to seek the balance of its claim.

(iii)	It shall be assumed that liability is not accepted if within the period indicated in Clause 7.1.5.(i) above no written notice is sent to the Claimant Party by the Respondent Party.

7.1.6	If the Claimant Party and the Respondent Party do not arrive at an agreement in the negotiations provided for in Clause 7.1.5, the Claimant Party may initiate the procedure envisaged in Clause 14 of the Agreement for the items or amounts not accepted by the Respondent Party, within three (3) months from the end of the period of negotiation provided for in Clause 7.1.5.

7.1.7	If, within the thirty (30) Business Days following receipt of the Damage Notice, the Respondent Party have not provided the Damage Notice Response, they will be deemed to have accepted the claim outright.

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7.2	Third-party claims

In the event of any claim, requirement, inspection or action by a third party that may give rise to Damage (hereinafter, “Third-Party Claim”) for which a Party (“Respondent Party”) must indemnify the other Party (“Claimant Party”), the following procedure shall be followed:

(i)	Where the Claimant Party learns of a third-party claim that may give rise to a Damage, it shall notify the Respondent Party of such claim (hereinafter, the “Third-Party Damage Notice”), no later than ten (10) Business Days from such time, and in all cases before a third of the procedural or legally-established time to reply to said potential Third-Party Claims has elapsed, should such time limit legally exist.

(ii)	The Third-Party Damage Notice shall include: (i) a copy of the document containing the Third-Party Claim or the document through which the inspection or revision on which it is based is initiated, as the case may be; (ii) the amount claimed with a breakdown of the various elements of which it is comprised (if this can be estimated); (iii) a reference to the Vendors’ Representation and Warranty or AMRI’s Representation and Warranty, as applicable, pursuant to which the Damage must be indemnified, where applicable; and (iv) any other information that the Claimant Party deems appropriate. The Third-Party Damage Notice shall be accompanied by any reasonable and pertinent supporting documentation as it may have on the third-party claim to enable the Respondent Party to: (a) assess the advisability of settling or reaching an agreement on the claim; or (b) prepare a defense against the claim, if the Respondent Party consider the claim to be inappropriate and can assume the defense of the claim pursuant to the provisions of Clause 7.2.(iii).

(iii)	Within twenty (20) Business Days following receipt of the Third-Party Damage Notice or, if there is a shorter procedural or legal term in which to reply to the Third-Party Claim, before two-thirds of that term have elapsed, the Respondent Party shall notify (in case of the Respondent Party shall be done by the Vendors’ Representative) the Claimant Party: (i) if he refuses to accept the liability arising from the Third-Party Claim, where applicable, or (ii) if he accepts such liability in whole or in part. If the Respondent Party fails to reply, it shall be deemed that the liability arising from the Third-Party Claim has been rejected outright by the Respondent Party.

(iv)	In the event that the Respondent Party does not reply within the agreed time period set forth in Clause 7.2.(iii) or in the case he expressly refuse to take on the right of defense against the Third-Party Claim within the agreed time period set forth in Clause 7.2.(iii), the Claimant Party may, acting in good faith, take any such defensive action as it may deem appropriate, including a settlement in or out of court or an agreement. In all cases, the Respondent Party shall be entitled to be kept informed of the progress of the Third-Party Claim in question and shall have reasonable access to all the information and documentation regarding the same.

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(v)	In the case referred to in Clause 7.2.(iii).(i) and 7.2.(iii).(ii) above provided that the Respondent Party replies within the agreed time period set forth in Clause 7.2.(iiiI, the Respondent Party shall indicate in their reply whether they take on the right of defense against the Third-Party Claim. In such case, the Respondent Party shall be entitled to take any such defensive action as they may deem appropriate against the Third-Party Claim and they shall exclusively bear the expenses incurred in the defense of the Third-Party Claim, as well as any expenses in relation to the provision or maintenance of payments into court, security deposits or guarantees that may have to be granted as a result of said defense in any proceeding. However, the Respondent Party shall be entitled to recover such expenses from the Company, the Subsidiaries or the Purchaser in the event that the result of the dispute is favorable to any of the latter, in which case such expenses shall be paid within twenty (20) Business Days of the date on which the Third- Party Claim is resolved and becomes final. In all cases, the Claimant Party, alone or through the advisors it freely designates, shall have reasonable access to the information and documentation regarding the claim in question.

(vi)	Claimant Party shall supply the information necessary for the Respondent Party to take the defensive action to which this Clause 7.2 refers and shall provide the appropriate cooperation, including granting powers of attorney or other instruments of representation to the lawyers and court procedural representatives freely designated by the Respondent Party.

(vii)	In the event that the Respondent Party assume the defense, the Respondent Party or its advisors may only enter into a settlement, agreement or in any other manner reach a settlement in or out of court with the competent public authorities or with any third party, without the express, prior and written consent of the Purchaser where, simultaneously on entering into the settlement or agreement, they make available to the Claimant Party, the Company or the Gadea’s Subsidiaries, as the case may be, all the funds that they must pay the third party pursuant to the settlement or agreement. Said provision shall not be necessary where, following the posting of a bond by the Respondent sufficient to cover the liability in question, the bond has been enforced.

(viii)	In the event that the Respondent Party choose not to assume the right to take defensive action against the Third-Party Claim (in which case the Claimant Party may, acting in good faith, take the defensive action it deems appropriate, and the Respondent Party must give their consent to any settlement in or out of court), alone or through the advisors they freely choose, they shall be entitled to be informed of the progress of the claim in question and shall have reasonable access to all the information and documentation regarding the same.

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(ix)	In the event that Third-Party Damage Notice was delivered by the Claimant Party to the Respondent Party without due prior notice set forth in the Clause 7.2.(i), thereby preventing the Respondent Party reasonably taking charge of the defense against the Third-Party Claim, the Respondent Party shall be entitled to be indemnified by the Claimant Party for all Damages that said breach caused to the Respondent Party.

7.3	Determination of the obligation to provide indemnification

Pursuant to Clauses 5 and 6 of this Agreement, the indemnification obligations shall be governed by the following provisions:

(i)	With respect to Direct Claims envisaged in Clause 7.1 of this Clause, the payment obligation arising from the indemnification undertakings contained hereunder shall be enforceable against the Respondent Party where there is (i) an agreement between the Claimant Party and the Respondent Party regarding the suitability and amount to be indemnified, or (ii) from the existence of a final arbitral award pursuant to Clause 14, and in both cases provided that the debt resulting therefrom is net, due and payable.

(ii)	With respect to Third-Party Claims envisaged in Clause 7.2, the payment obligation arising from the indemnification undertakings hereunder shall be claimable once there is (i) an agreement between the Claimant Party and the Respondent Party regarding the suitability and amount to be indemnified, or (ii) a final arbitral award pursuant to Clause 14; as well as, (iii) in the event that the Respondent Party accept that the Third-Party Claim may give rise to Damages and fully assume the relevant liability, said payment obligation shall also be enforceable once there is a final judgment, decision, award or administrative act in relation to the Third-Party Claim, and in all cases provided that the debt resulting therefrom is net, due and payable.

7.4	Claims arising from the Individual Representations and Warranties

In the event of Direct Claims or Third-Party Claims arising from the inaccuracy, inauthenticity, incorrectness and/or a breach of the Individual Representations and Warranties, the provisions of the preceding sections of Clause 7 shall be applied mutatis mutandis, except for matters pertaining to the Vendors’ Representative and Vendors overall, which shall be deemed to refer to the Vendors against which the claim is aimed.

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8.	SEVERABILITY

Should any of the clauses of this Agreement be held, totally or partially, null and void or invalid, only that clause shall be affected and the Agreement shall otherwise continue to be valid and not affected as a result, unless the invalidity or defect affect an essential part of this Agreement.

Wherever possible, the legally invalid clause shall be substituted by a new one, or interpreted in a legally acceptable manner, that comes as close as possible to the spirit of the clause that the Parties would have executed had they known that the clause in question was invalid.

9.	NOTICES. VENDORS’ REPRESENTATIVE

9.1	Any notice or other communication that must be made pursuant to this Agreement shall be in writing and must be sent (at the choice of the Party sending such notice) via notary or via any other means which under Spanish law evidences the date of receipt and content of same:

To the Purchaser,

EXIRISK SPAIN, S.L.U.

Att. Lori M. Henderson

Senior Vice President, General Counsel and Secretary

200 West Street, 4th Floor, Waltham, MA 02451

Tel:  (781) 672-4535

E-mail: lori.henderson@amriglobal.com

To AMRI Parent,

ALBANY MOLECULAR RESEARCH, INC.

Att. Lori M. Henderson

Senior Vice President, General Counsel and Secretary

200 West Street, 4th Floor, Waltham, MA 02451

Tel:  (781) 672-4535

E-mail: lori.henderson@amriglobal.com

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To the Vendors,

3-GUTINVER, S.L. (Vendors’ Representative)

Att. Gerardo Gutiérrez

Parque Tecnológico de Boecillo, parcela 113

47151 Boecillo

Valladolid

Tel. +34 670 881 670

E-mail : gerardo.gutierrez@gadea.com

9.2	Vendors designate 3-Gutinver as their representative for the purposes of this Agreement (hereinafter, “Vendors’ Representative”), granting him the broadest powers of attorney and authority so that he may act in their name and on their behalf, in particular in order to:

¡	receive or send any notice from or to AMRI,

¡	to receive the full or partial Closing Price (other than the part of the Closing Price corresponding to Muggio) as well as any other amount owed by the Purchaser by virtue of this Agreement (such as any adjustments to the Closing Price), which shall be considered as settlement by the Purchaser pursuant to article 1162 of the Civil Code, and to issue payment receipts for such amounts;

¡	take any steps for and on behalf of the Vendors which are related to this Agreement, and

¡	represent, in the broadest terms, the Vendors vis-à-vis the Purchaser, in any matter related to this Agreement, and, in relation to same, send and notify any notifications, settle, agree and approve any agreement related to the determination of Closing Balance Sheet or to any claim by or against, as applicable, AMRI for the purposes provided in Clause 7 in relation to Direct Claims or Third-Party Claims resulting or arising from (a) the Vendors’ Representations and Warranties other than the Individual Representations and Warranties, and/or (b) the AMRI’s Representations and Warranties, as applicable.

All of the foregoing, in such a manner that any notices or steps that AMRI sends to or takes with the Vendors’ Representative designated herein, shall be deemed to have been made for each and every one of the Vendors and AMRI shall be entitled to rely on the foregoing. Any notices or steps that the Vendors send to or take with AMRI shall only be valid where sent or made by the Vendors’ Representative designated herein, in which event it shall be deemed to have been made by the Vendors.

The Vendors may, unanimously, replace the person designated as Vendors’ Representative for another person at any time, but said replacement shall not be valid or take effect until ten (10) Business Days after the date on which AMRI has been duly notified (such notice bearing the signature of all the Vendors and the new data for communication and notification purposes).

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10.	EXPENSES AND TAXES

All the expenses arising from the transactions envisaged in this Agreement shall be paid by the Party incurring same and all taxes levied on this Agreement shall be paid by the Parties, pursuant to the Law.

The fees arising from the Notary before whom this Agreement is recorded in a public deed shall be borne by the Purchaser.

11.	CONFIDENTIALITY

11.1	The Parties agree to maintain confidentiality with respect to (a) the terms and conditions of this Agreement and its schedules; (b) the negotiations relating to this Agreement; and (c) those of any additional contract or document that the Parties execute in the performance of this Agreement (or related thereto), including the mere existence of the same (the “Confidential Information”). Consequently, they may not reveal any of its aspects to any person other than:

(i)	the individuals comprising the managing body or senior management, or employees directly involved in the Transaction or who participate professionally in the transaction in their capacity as a legal, accounting or financial advisor or other specialty;

(ii)	to the jurisdictional bodies, solely for the purpose of exercising the rights that correspond to the Parties under this Agreement;

(iii)	to any administrative or jurisdictional bodies, when legally obliged to make public all or part of the Confidential Information, pursuant to the procedure agreed below; and

(iv)	to the entities linked to the Parties (including partners, investors, shareholders and affiliates), potential investors, financial entities, investment Banks, legal advisors, intermediaries, insurance companies or any other provider or advisor of transaction services, provided that the recipients of the information are bound by the duty of confidentiality.

11.2	In the event that any of the Parties is legally obliged to make public all or part of the Confidential Information:

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(i)	The Party obliged to do so shall notify the other Party in writing as soon as possible and, in all cases, before disclosing or delivering the Confidential Information, attaching to such notice copies of the relevant documents and information for the other Party to take any measures it considers appropriate to safeguard its rights and the Confidential Information.

(ii)	The Parties shall determine, by mutual agreement, the content of the Confidential Information which it is legally necessary to disclose, unless such content is determined by a decision by the competent authority requiring the Parties to supply such information. In such event, the Party required to supply the information shall only reveal the part of the Confidential Information that it is legally required to reveal and shall make every effort to ensure that the information revealed is treated confidentially.

11.3	Notwithstanding the foregoing, the term Confidential Information does not include:

(i)	Any information which is in the public domain at the moment of its communication to each of the Parties or which becomes publicly known after being communicated to the Parties without any breach on the provisions stated in this Agreement;

(ii)	Information obtained by the Parties through non-confidential sources other than the Company, its shareholders, officers or directors, provided that its delivery was not forbidden at such time, pursuant to some other confidentiality agreement that existed; or

(iii)	Any information which must be disclosed in accordance with the applicable U.S. or Spanish laws, regulations, court order or is disclosed in connection with a requirement made by an U.S. or Spanish government administrative body, regulatory body, inspector, supervisor or stock exchange´s authorities.

11.4	In the case of press releases or communiqués of a commercial, advertising or similar nature, irrespective of how they are disclosed, the Parties shall obtain a prior written agreement regarding their content before issuing or disclosing same.

11.5	This confidentiality undertaking shall remain in force following the termination of this Agreement.

11.6	If the Agreement is terminated for any reason, AMRI shall destroy or return to the Vendors all of the information that it has received from the Vendors and is in the possession of any of its board members, employees or advisers, and may not use such information for commercial purposes under any circumstances.

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12.	ASSIGNMENT

This Agreement and the rights and obligations deriving therefrom may not be assigned by operation of Law or otherwise without the prior written consent of the other Party who may not refuse without reasonable cause provided however that Purchaser and AMRI may collateraly assign its rights (but not its obligations) under this Agreement to any lender providing financing to Purchaser or AMRI.

13.	ENTIRE AGREEMENT

All the Schedules of this Agreement form an integral part of same to all intents and purposes and are binding on the Parties. This Agreement and its schedules constitute the entire agreement reached between the Parties with respect to its subject-matter and it supersedes and replaces all other agreements, commitments, undertakings and prior negotiations, whether oral or in writing between the Parties, regarding the same subject- matter.

14.	APPLICABLE LAW. ARBITRATION

This Agreement shall be governed by and interpreted pursuant to common Spanish legislation (“legislación de derecho común española”).

With express waiver to any other jurisdiction the Parties may be entitled to, any dispute arising out of or relating to this Agreement, including any matter regarding its existence, validity or termination, shall be definitively settled by arbitration in law, administered by the Court of Arbitration of the Official Chamber of Commerce and Industry of Madrid, in accordance with its Arbitration Rules in force at the time the request for arbitration is filed. The arbitration tribunal appointed for such purpose will be formed by a sole arbitrator and the language to be used in the arbitration will be English. The place of arbitration will be Madrid, Spain.

IN WITNESS WHEREOF, the Parties sign the Agreement in a single counterpart, to be recorded in the Closing Deed, in the place and on the date first above written.

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THE PURCHASER:

/s/ Lori Marie Henderson
EXIRISK SPAIN, S.L.U.
P.p: Ms. Lori Marie Henderson

THE AMRI PARENT:

/s/ Lori Marie Henderson
Albany Molecular Research, Inc
P.p: Ms. Lori Marie Henderson

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THE VENDORS:

/s/ Luis Gerardo Gutiérrez Fuentes
3-Gutinver, S.L.
P.p: Mr. Luis Gerardo Gutiérrez Fuentes

/s/ Samuel Alonso Martí	/s/ Jose-Luis Stampa Jäger
Antartis Pharma, S.L.	Muggio Holding, S.L.
P.p: Mr. Samuel Alonso Martínez	P.p: Mr. Jose-Luis Stampa Jäger

/s/ Cristobal-Antonio Molleja Melgar	/s/ Francisco-Javier Jiménez Juárez
Iniciativas del Jarama, S.A.	Gutiérrez Campiña y Cia, S.R.L.
P.p: Mr. Cristobal-Antonio Molleja Melgar	P.p: Mr. Francisco-Javier Jiménez Juárez

/s/ Heliodoro Pedro Gutiérrez Fuentes	/s/ José Chavero Murillo
Mr. Heliodoro Pedro Gutiérrez Fuentes	Mr. José Chavero Murillo

/s/ Antonio Lorente Bonde-Larsen	/s/ Maximiliano Ruiz López
Mr. Antonio Lorente Bonde-Larsen	Mr. Maximiliano Ruiz López

/s/ Luis Prudencio García Burgos	/s/ Francisco Javier Gallo Nieto
Mr. Luis Prudencio García Burgos	Mr. Francisco Javier Gallo Nieto

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EXECUTION VERSION

/s/ Jesús Emilio Gutiérrez Fuentes	/s/ Gloria Mª del Carmen Gutiérrez Fuentes
Mr. Jesús Emilio Gutiérrez Fuentes	Mr. Gloria Mª del Carmen Gutiérrez Fuentes

/s/ José Antonio Gutiérrez Fuentes
Mr. José Antonio Gutiérrez Fuentes

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EXECUTION VERSION

To the effects of the enforceability of certain covenants and obligations under the Agreement,

/s/ Gerardo Gutiérrez Fuentes
Mr. Gerardo Gutiérrez Fuentes

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EXECUTION VERSION

List of Schedules

Number	Schedule
Schedule 0	Definitions
Schedule II	List of Gadea’s Subsidiaries
Schedule III	Breakdown of ownership
Schedule III.(bis)	Title Deeds
Schedule 2.1.1	Purchase Price breakdown
Schedule 2.1.2	Balance Sheet Prior to the Signing Date
Schedule 3.1.(c).(ii)	Letter instructing Computershare
Schedule 3.1.(c)(iii)	Escrow Agreement
Schedule 3.1.(f)	Transaction Expenses
Schedule 3.1.(m)	Certificate of the Board Secretary Non-Director
Schedule 3.1(m)	CPL Resignation Letter Form
Schedule 3.1.(o)	Third-party consents
Schedule 3.1.(p)	Registration Rights Agreement
Schedule 3.1.(t)	Certificate of composition of the Company’s share capital before Closing
Schedule 4.1.(a)	Disclosure Letter
Schedule 4.1.(b)	Vendors’ Representations & Warranties
Schedule 5.1.2	Tax Specific Indemnity Events
Schedule 6	Purchasers’ Representations & Warranties

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Schedule 0

Definitions

“Affiliate” shall mean, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Excess” shall have the meaning set forth in Clause 2.3.(ii).(b)(e).

“Agreement” shall mean this agreement for the sale and purchase of the Shares.

“AMRI” shall mean Albany Molecular Research, Inc. and/or Exirisk Spain, S.L.U., as applicable.

“AMRI Group” shall mean AMRI Parent and the AMRI’s Subsidiaries.

“AMRI Parent” shall mean Albany Molecular Research, Inc.

“AMRI’s Representations and Warranties” shall have the meaning set forth in Clause 6.(i).

“AMRI’s Subsidiaries” shall mean the group of companies comprising companies or entities that, directly or indirectly, are wholly owned by AMRI Parent or in which AMRI Parent holds a majority interest.

“Antartis” shall mean Antartis Pharma, S.L.

“Antonio Lorente” shall mean Mr. Antonio Lorente Bonde-Larsen.

“Balance Sheet Prior to the Signing Date” shall have the meaning set forth in Clause 2.1.

“Banco Santander” shall mean Banco Santander, S.A.

“Bankia” shall mean Bankia, S.A.

“BBVA” shall mean Banco Bilbao Vizcaya Argentaria, S.A.

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“Business” shall have the meaning set forth in Schedule II.

“Business Day” shall mean any day of the week except Saturday, Sundays, public holidays in the cities of (i) Albany, New York, United States of America (when banks are generally closed) and (ii) Valladolid, Spain (when banks are generally closed).

“By-Laws” shall have the meaning set forth in Whereas IV.

“Cash Consideration” shall have the meaning set forth in Clause 2.1.(i).

“Change in Control Payments” means any bonuses or other employment related change in control payments, in each case payable by the Company or any of Gadea’s Subsidiaries to any employee solely as a result of the consummation of the transactions contemplated by this Agreement, but excluding any severance payments and any “double-trigger” payments and similar payments that are conditioned in part on any event other than the consummation of the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall a Change in Control Payment be included in the calculation of Net Debt.

“Charges and Encumbrances” shall mean any charge, claim, encumbrance, ancillary obligation, option, retrospective right of acquisition, retention of title, pooling agreement, third-party right, including preemptive rights of acquisition or transfer, or restrictions on the transferability of the Shares.

“Civil Code” shall mean the Spanish Civil Code (“Código Civil”) as approved under Royal Decree of 24 July 1889, with all its modifications and amendments, in force at the Signing Date.

“Claimant Party” shall have the meaning set forth in Clauses 7.1.1 and 7.2, as applicable.

“Closing” shall mean the consummation and effectiveness of the Transaction.

“Closing Balance Sheet” shall have the meaning set forth in Clause 2.2.1.

“Closing Deed” shall have the meaning set forth in Clause 3.1.(a)

“Closing Price” shall have the meaning set forth in Clause 2.1.

“Company” shall mean GADEA GRUPO FARMACÉUTICO, S.L.

“Commercial Code” shall mean the Spanish Code of Commerce (“Código de Comercio”) as approved under Royal Decree of 22 August, 1885, with all its modifications and amendments, in force at the Signing Date.

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“Computershare” shall have the meaning set forth in Clause 3.1.(c).(ii).

“Confidential Information” shall have the meaning set forth in Clause 11.1.

“CPL” shall mean Crystal Pharma Limited.

“CPL Share” shall have the meaning set forth in Clause 3.2(d)(ii).

“Crystal Pharma” shall mean CRYSTAL PHARMA, S.A.U.

“Damage” means any direct or indirect damages and losses.

“Damage Notice” shall have the meaning set forth in Clause 7.1.1.

“Damage Notice Response” shall have the meaning set forth in Clause 7.1.3.

“Direct Claims” shall have the meaning set forth in Clause 7.1.1.

“Disclosure Letter” shall mean the letter containing the Disclosure Schedules dated the same date as this Agreement.

“Disclosure Schedules” means the disclosure schedules which have been attached to this Agreement as Schedule 4.1.(a).

“Dispute” shall have the meaning set forth in Clause 2.2.(ii).

“Dispute Notice” shall have the meaning set forth in Clause 2.2.(ii).

“Dispute Period” shall have the meaning set forth in Clause 2.2.(ii).

“D&O Tail Policy” shall mean the directors and officers’ insurance tail policy entered into with effects as from 1 January 2015 between the Company (as policy holder) and XL Insurance Company SE, Sucursal en España (as insurer).

“Due Diligence” shall mean a due diligence process carried out by AMRI on the Company and the Gadea Group prior to the Signing Date.

“DVD” shall have the meaning set forth in Recital VII.

“EBITDA” shall mean the earnings before interest, taxes, depreciation and amortization of the Company, prepared and calculated in accordance with the Spanish GAAP and the Spanish General Accounting Plan for a twelve-month period corresponding to the 2015 Company’s financial year.

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“Effective Time” shall mean the time of the Closing.

“Escrow Account” shall have the meaning set forth in Clause 3.1.(c)(ii).

“Escrow Agent” shall mean Banco Bilbao Vizcaya Argentaria, S.A.

“Escrow Agreement” shall have the meaning set forth in Clause 3.1.(c)(iii).

“Escrow Amount” shall have the meaning set forth in Clause 2.4.(ii).

“Final General Escrow Release Date” shall have the meaning set forth in Clause 2.4.(ii)(c).

“Environmental Escrow Amount” shall have the meaning set forth in Clause 2.4.(ii).

“Environmental Escrow Release Date” shall have the meaning set forth in Clause 2.4.(ii)(d).

“Environmental Specific Indemnity Events” shall have the meaning set forth in Clause 5.1.2(ii).

“Final Net Debt” shall have the meaning set forth in Clause 2.2.(i).

“Final Working Capital” shall have the meaning set forth in Clause 2.2.(i).

“Financial Statements” means the balance sheet, the income statement, the notes to financial statements, the statement of changes in equity and the cash flow statement, including, if applicable, the directors’ report and the auditors’ report of each of the companies of the Gadea Group.

“FRW Overall Threshold” shall have the meaning set forth in Clause 5.2.1.b).1.

“Fundamental Representations and Warranties” shall mean the Vendors’ Representations and Warranties set out in section 17 of Schedule 4.1.(b) to this Agreement.

“GAAP” shall mean the accounting rules and principles in force in each of the Gadea Group’s jurisdictions (Spain and Malta) and established under applicable Laws, consistently applied.

“Gadea” shall mean GADEA GRUPO FARMACÉUTICO, S.L.

“Gadea Group” shall mean Gadea and the Gadea’s Subsidiaries.

“Gadea’s Subsidiaries” shall mean the group of companies comprising companies or entities that, directly or indirectly, are wholly owned by Gadea or in which Gadea holds a majority interest.

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“General Escrow Amount” shall have the meaning set forth in Clause 2.4.(ii).

“Gerardo Gutierrez” shall mean Mr. Gerardo Gutiérrez Fuentes.

“Gloria Gutiérrez” shall mean Ms. Gloria Mª del Carmen Gutiérrez Fuentes.

“Governmental Entity” shall mean any supranational, national, Federal, state, provincial or local, whether U.S. or non-U.S., government or any court of competent jurisdiction, governmental agency, commission, authority, instrumentality or body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, self-regulatory or Taxing Authority, whether foreign or domestic, including any arbitral tribunal.

“Group” shall mean a group of companies in accordance with the terms provided for in article 42 of the Commercial Code.

“Gutiérrez Campiña” shall mean Gutiérrez Campiña y Cia, S.R.C.

“Heliodoro Gutiérrez” shall mean Mr. Heliodoro Pedro Gutiérrez Fuentes.

“Indebtedness” shall mean, in respect of any company of the Gadea Group, any borrowing or indebtedness in the nature of borrowing (including any indebtedness for monies borrowed or raised under any bank or third party guarantee, acceptance credit, bond, note, bill of exchange or commercial paper, letter of credit, finance lease, hire purchase agreement, forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing and all finance, loan and other obligations of a kind required to be included in the balance sheet of a company or other entity pursuant to the applicable GAAP, other than trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices-), whether or not evidenced in writing.

“Independent Expert” shall have the meaning set forth in Clause 2.3.(i).

“Individual Representations and Warranties” shall have the meaning set forth in Clause 5.1.4.

“Iniciativas” shall mean Iniciativas del Jarama, S.A.

“Javier Gallo” shall mean Mr. Francisco Javier Gallo Nieto.

“Jesús Gutiérrez” shall mean Mr. Jesús Emilio Gutiérrez Fuentes.

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“José Antonio Gutiérrez” shall mean Mr. José Antonio Gutiérrez Fuentes.

“José Chavero” shall mean Mr. José Chavero Murillo.

“Key Employees” shall mean Mr. Javier Gallo.

“Law” shall mean any law (including any common law), statute, legally binding rule, ordinance or regulation.

“Liability Cap” shall have the meaning set forth in Clause 5.2.1.b).

“Luis García” shall mean Mr. Luis Prudencio García Burgos.

“Material Contract” shall mean any mortgage, indenture, lease, contract, license or other written or oral agreement which, in each case, is legally binding on the Company, any member of Gadea’s Subsidiary or any of their respective properties, so long as the following requirements are met: (a) with an annual value in excess of Eur100,000 and/or (b) any contract which cannot be terminated with notice exceeding 6 months.

“Maximiliano Ruiz” shall mean Mr. Maximiliano Ruiz López.

“Muggio” shall mean Muggio Holding, S.L.

“Net Cash” shall mean the amount of cash remaining in any member of the Gadea Group.

“Net Debt” shall mean (A) short and long term debt with explicit financial cost, either with financial institutions along with other third parties, plus (B) the debts arising from the issuance of bonds, promissory notes, convertible bonds or similar instruments, less (C) Net Cash and less (D) temporary investments.

“Notary” shall have the meaning set forth in Clause 3.1.

“Ordinary Course of Business” shall mean fulfillment of the following requirements by the applicable member of the Gadea Group or the AMRI Group, as the case may be: (i) that the applicable member’s acts or omissions are consistent (in nature and amount) with its usual practices prior to the Signing Date in its normal course of business; and (ii) that no resolution or decision of the governing body is needed in order to perform such acts.

“Overall Threshold” shall have the meaning set forth in Clause 5.2.1(a).

“Parties” shall mean the Purchaser, AMRI Parent and the Vendors.

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“Pro Rata Portion” shall mean, with respect to any Vendor, the number as set forth on Schedule III.

“Purchaser” shall mean Exirisk Spain, S.L.U.

“Purchaser Common Stock” shall mean shares of common stock, $0.01 par value per share, of AMRI Parent.

“Purchase Price” shall have the meaning set forth in Clause 2.1.

“Related Party” shall mean any companies of the Gadea Group, all their shareholders, directors and officers and, in respect of any of them, any natural or legal person who is in any of the situations listed in article 231 of the Spanish Companies’ Act.

“Respondent Party” shall have the meaning set forth in Clauses 7.1.1 and 7.2, as applicable.

“Shares” shall mean the 2,618,923,039 shares (“participaciones sociales”) into which the Company’s share capital is divided, numbered from 1 through 2,618,923,039, each with a par value of one (1) cent euros, fully paid in.

“Signing Date” shall mean the date of signature of this Agreement by the Parties.

“Specific Indemnification Events” shall have the meaning set forth in Clause 5.1.2.

“Social Charges” shall mean, in respect of any applicable Laws, any social security contributions and any other charges and liabilities relating to employment including contributions relating to pensions, unemployment, medical costs, disability, death and retirement.

“Spanish Companies’ Act” shall mean the Royal Legislative Decree 1/2010, of 2 July, approving the Spanish Capital Companies’ Act (“Ley de Sociedades de Capital”), with all its modifications and amendments, in force at the Signing Date.

“Spanish GAAP” shall mean the accounting rules and principles in force in Spain and established under applicable law, including the Commercial Code and the Spanish General Accounting Plan.

“Spanish General Accounting Plan” shall mean the general accounting plan approved by Royal Decree 1514/2007, of 16 November, as amended and in force on the Signing Date.

“Stock Consideration” shall have the meaning set forth in Clause 2.1.(ii).

“Target Net Debt” shall mean Eur 30,199,055.58.

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EXECUTION VERSION

“Target Working Capital” shall mean Eur 33,094,000.

“Tax Authorities” shall mean any Tax authority or other authority competent to impose, assess or enforce any liability to Tax whether in Spain and Malta or any other place where the Gadea Group performs its Business.

“Tax Specific Indemnity Events” shall have the meaning set forth in Clause 5.1.2(i).

“Taxes” shall mean any tax, levy, assessment, rate, fee, charge or any kind or amount or encumbrance of any analogous nature, required by any Tax Authority, including surcharges, interests and penalties which are due (and “Tax” shall be construed accordingly).

“Tax Returns” shall mean all returns, reports, elections, forms or similar statements filed or required to be filed with any Taxing Authority (including any schedules or attachments thereto and amendments thereof).

“Tax Specific Indemnity Escrow Amount” shall have the meaning set forth in clause 2.4(ii).

“Third Party Claim” shall have the meaning set forth in Clause 7.2.

“Third-Party Damage Notice” shall have the meaning set forth in Clause 7.2.(i).

“Title Deeds” shall mean the relevant deeds recording the ownership title over the Shares set forth in Schedule III.(bis).

“Transaction” shall mean the acquisition of all of the Shares by the Purchaser.

“Transaction Expenses” shall mean without duplication with other terms such as Net Debt or Working Capital, (a) all out-of-pocket costs and expenses incurred by the Company in connection with the negotiation of, and the consummation of the transactions contemplated by this Agreement with respect to services provided by third-party representatives, which Transaction Expenses shall be estimated in good faith and identified in the Schedule 3.1.(f) and (b) Change in Control Payments.

“Vendors” shall mean 3-Gutinver, Antartis, Muggio, Iniciativas, Heliodoro Gutiérrez, José Chavero, Antonio Lorente, Maximiliano Ruiz, Luis García, Javier Gallo, Jesús Gutiérrez, Gloria Gutiérrez, José Antonio Gutiérrez and Gutiérrez Campiña.

“Vendors Closing Cash Consideration” shall have the meaning set forth in Clause 2.4.(i).

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EXECUTION VERSION

“Vendors´ Knowledge” means the knowledge that each of the Vendors has or should have in accordance with the diligence to be expected from an orderly business man and of a loyal representative (“ordenado comerciante y representante leal”), after reasonable inquiry of either party and, in particular, of 3-Gutinver, and taking into account the person’s position and seniority and assuming due and reasonable enquiries were made by such persons by requesting confirmation from the relevant managers and senior executives of the Gadea Group, as to the facts and circumstances of such statement.

“Vendors´ Misrepresentation” shall have the meaning set forth in Clause 5.1.2.

“Vendors’ Representations and Warranties” shall have the meaning set forth in Clause 4.1.

“Vendors’ Representative” shall have the meaning set forth in Clause 9.2

“Working Capital” shall mean, in relation to the Gadea Group (i) current assets including, but not limited to, inventory, trade receivables, prepaid expenses and other receivables less (ii) current liabilities, including but not limited to trade payables, Taxes and social security liabilities, deferred revenues, advance payments and other payables, provided that, to the extent items are contained in Net Debt, they shall be excluded from this definition.

“12-Month Escrow Release Date” shall have the meaning set forth in Clause 2.4.(ii).

“18-Month Escrow Release Date” shall have the meaning set forth in Clause 2.4.(ii).

“2015 Accounts” shall have the meaning set forth in Clause 2.3(ii)(b)a.

“2015 Accounts Date” shall have the meaning set forth in Clause 2.3(ii)(b)a.

“2015 Accounts Dispute” shall have the meaning set forth in Clause 2.3(ii)(b)d.

“2015 Accounts Dispute Period” shall have the meaning set forth in Clause 2.3(ii)(b)d.

“2015 Accounts Dispute Notice” shall have the meaning set forth in Clause 2.3(ii)(b)d.

“2015 Accounts Receipt Date” shall have the meaning set forth in Clause 2.3(ii)(b)a.

“3-Gutinver” shall mean 3-Gutinver, S.L.

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